UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

W&T Offshore, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Letter
from the
Chairman and
Chief Executive
Officer
April 16, 2025
Dear Shareholder
It is my pleasure to invite you to the 2025 Annual Meeting of Shareholders of W&T Offshore, Inc. scheduled to be held on June 3, 2025, at 8:00 a.m., Central Daylight Time. The Annual Meeting will be virtual, conducted exclusively via live webcast at www.virtualshareholdermeeting.com/WTI2025. We believe that using a virtual format for the Annual Meeting provides easier and greater access to the Annual Meeting, which enables participation by the broadest number of shareholders, as well as positive environmental impacts. I hope you will attend the virtual meeting.
Details of the business to be conducted at the Annual Meeting are provided in the attached Notice of Annual Meeting and Proxy Statement. Our Board of Directors has determined that owners of record of our Common Stock at the close of business on April 15, 2025, are entitled to notice of, and have the right to vote at, the Annual Meeting and any reconvened meeting following any adjournment, postponement or relocation of the meeting.
We have elected to furnish proxy materials to our shareholders on the Internet pursuant to rules adopted by the Securities and Exchange Commission. We believe these rules enable us to provide you with the information you need, while making delivery more efficient, more cost effective and friendlier to the environment. In accordance with these rules, beginning on or about April 16, 2025, we sent a Notice of Internet Availability of Proxy Materials to our shareholders.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote using the Internet or telephone voting procedures described on the Notice of Internet Availability of Proxy Materials or vote and submit your proxy by signing, dating and returning the enclosed proxy card in the enclosed envelope (if you have requested a paper copy of the proxy materials). If you decide to attend the Annual Meeting, you will be able to vote at the Annual Meeting, even if you have previously submitted your proxy.
On behalf of the Board of Directors and our employees, I would like to express my appreciation for your continued interest in our affairs.
Tracy W. Krohn
Chairman of the Board,
Chief Executive Officer and President

Notice of 2025
Annual Meeting of Shareholders
Meeting Information	Proposal		Board Recommendation	More information
Date and Time June 3, 2025, at 8:00 a.m., CDT	1	To elect six directors to hold office until the 2026 Annual Meeting of Shareholders and until their successors are duly elected and qualified.	FOR each nominee	12
Location www.virtualshareholder meeting.com/WTI2025	2	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the accompanying Proxy Statement pursuant to Item 402 of Regulation S-K.	FOR	20
Record Date April 15, 2025	3	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the year ending December 31, 2025.	FOR	22
Proxy Mailing Date On or about April 16, 2025
We will also transact such other business as may properly come before the meeting and any adjournment or postponement thereof.
We urge you to review the accompanying Proxy Statement carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting. You may vote your shares in one of the following ways:

Internet	Telephone	Mail	In Person
Please vote online using the website and personal control number listed on your notice of availability.	Please vote by telephone using the toll-free number listed on the proxy card you received in the mail. Please have your proxy card in hand when you call.	Please vote by signing, dating and returning your proxy card in the pre-addressed envelope you received in the mail. Signed proxy card must be received by June 2, 2025.	Please vote during the virtual Annual Meeting by completing a ballot as directed during the virtual Annual Meeting.
By Order of the Board of Directors,
George J. Hittner
Executive Vice President, General Counsel and Corporate Secretary
Houston, Texas
April 16, 2025
Important notice regarding the availability of proxy materials for the shareholders meeting to be held on June 3, 2025
This Notice of Annual Meeting and Proxy Statement and our Annual Report to Shareholders are available at www.proxyvote.com.

Director Compensation	32
2024 Director Compensation Table	33
Communications with the Board	34

Proxy
Summary
This summary highlights information contained elsewhere in this proxy statement and in our other public filings. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
About Us
Founded in 1983, and initially capitalized in 1984 with $12,000 by CEO, Tracy W. Krohn, W&T Offshore, Inc. (“W&T” or the “Company”) is an independent oil and natural gas producer, active in the acquisition, exploration and development of oil and natural gas properties in the Gulf of America. As of December 31, 2024, the Company holds working interests in 52 offshore producing fields in federal and state waters (which include 45 fields in federal waters and nine in state waters). The Company currently has under lease approximately 646,200 gross acres (502,300 net acres) spanning across the outer continental shelf off the coasts of Louisiana, Texas, Mississippi and Alabama, with approximately 5,500 gross acres in Alabama state waters, 493,000 gross acres on the conventional shelf and approximately 147,700 gross acres in the deepwater. A majority of the Company’s daily production is derived from wells it operates. Our interests in fields, leases, structures and equipment are primarily owned by our wholly-owned subsidiaries and through our proportionately consolidated interest in Monza Energy LLC (“Monza”).
Business Highlights
In 2024, we continued to execute on the strategy that has guided our success for the past four decades, which is focused on maximizing cash flow generation, operating efficiently, improving the profitability of our assets, and opportunistically capitalizing on accretive acquisition opportunities. Some material highlights from 2024 are:
(1)
Please see Annex A to this proxy statement for definitions of, and additional information about, the non-GAAP financial measures listed on this page.

2025 Proxy Statement	W&T Offshore	1

Results of Our Shareholder Outreach Program
In connection with the shareholder outreach program discussed in this proxy statement, in 2024, we reached out to our 25 largest shareholders (other than Mr. Krohn) to discuss the changes implemented in 2023 to better align our practices with our peer group and affirm the Company’s commitment to “say on pay” and performance alignment over the long-term. We are pleased with these changes so far, and they are fully reflected in the historical 2024 compensation information presented in this proxy statement.

Who we contacted	Who responded	Who we met with	Independent director attendance

Of the outstanding voting power of the Company, which includes our 25 largest shareholders (other than Mr. Tracy Krohn)	Of the outstanding voting power of the Company (excluding shares held by Mr. Tracy Krohn)	Of shareholders requesting a meeting	Of our independent directors attended every meeting

Recent changes discussed in shareholder outreach program include:
Reduced cash compensation for Named Executive Officers (“NEOs”) and shifted to higher percentage of equity-based compensation	Eliminated perquisite compensation related to Mr. Krohn’s personal aircraft use effective in the second quarter of 2023
Equity grants awarded with 60% performance-based restricted stock units (“PSUs”) and 40% time-based restricted stock units (“RSUs”)	Eliminated single trigger vesting of equity awards in connection with a change of control
Amended Mr. Krohn’s employment agreement to remove single trigger change in control payment, among other things	Reduced cash retainer for non-employee directors from $110,000 to $85,000
Eliminated individual multiplier for target cash bonuses for NEOs	Eliminated non-employee director compensation for the execution of consents, membership on committees and meeting fees
Limited maximum annual bonus to 200% of target for NEOs	Increased equity compensation to non-employee directors from $70,000 to $150,000
Reduced CEO annual base salary from $1,150,000 to $800,000 and increased equity-based compensation target from 275% to 400% of base salary	Paid no special bonuses in 2024

2	W&T Offshore	2025 Proxy Statement

For more detail on shareholder communications and Company responses to certain compensation issues raised in resultant discussions, please see “—Shareholder Votes on Executive Compensation and Company Responses” and “—Compensation Changes” in the Compensation Discussion and Analysis section of this proxy statement.
2024 Executive Compensation Highlights
The primary objectives of our compensation program are to attract, as needed, and retain the best possible executive talent, to stimulate management’s efforts on our behalf in a way that supports our financial performance objectives and business strategy, and to align their incentives with enhancement of long-term shareholder value.
	Component	Weighting		Purpose
		CEO	Other NEOs
	Base Salary			Base salary is primarily designed to reward current and past performance and may be adjusted from time to time to realign salaries with market levels.
AT-RISK	Annual Cash Incentive Compensation
Annual cash incentive awards are granted to incentivize our executive officers largely to assist us in achieving our annual performance goals, as well as, to a lesser degree, to achieve their individual performance goals.

Long-Term Incentive Compensation
The long-term incentive award is designed with two main goals in mind:
•
To align the interests of executive officers and shareholders by the creation of an equity interest in the Company; and

•
Retention.

2025 Proxy Statement	W&T Offshore	3

Results of Our Shareholder Outreach Program: Shareholder Rights and Governance Changes
Since the beginning of 2023, we proposed, and our shareholders approved, a number of substantial changes to our shareholder rights and governance practices based on feedback from our shareholders. The changes enacted by the Board include the establishment of an ESG Committee, which assists in setting the Company’s general strategy relating to ESG matters and in developing, implementing and monitoring initiatives and policies based on that strategy. We also increased the size and diversity of the Board of Directors to six members to add Mr. John D. Buchanan, who was appointed as Presiding Director.

Recent Governance Changes
Provided shareholders with the ability to act via written consent Eliminated supermajority voting requirements Permitted holders of a majority of outstanding shares to amend the Bylaws	Lowered the ownership threshold required for shareholders to call a special meeting to 25% Increased the Company’s authorized share capital Established ESG Committee Chaired by Dr. Nancy Chang
Other Governance Highlights

Shareholder Rights Board Practices
Annual election of Directors	Executive Sessions
Plurality voting for all Directors in uncontested elections	Board Evaluations
Proxy access	Regular succession planning
One share—one vote	Continuing education for Directors and orientation of new Directors
No poison pill
Insider Ownership
Our insider ownership is, and has consistently been, one of the highest among our peers. We believe this ownership helps align the interests of our executive management team and Board of Directors with those of our shareholders.

4	W&T Offshore	2025 Proxy Statement

ESG Highlights
We are committed to environmental stewardship, sound corporate governance, and contributing positively to our employees and the communities where we work and operate. These values have been cornerstones of our culture since we founded the Company over 40 years ago.

2025 Proxy Statement	W&T Offshore	5

Board Nominees Overview

Tracy W. Krohn
President and Chief Executive Officer of W&T Offshore, Inc. Director Since: 2004 Age: 70 Committee(s): None Skills:

Virginia Boulet
Independent Board Member at Ouster, Inc. Director Since: 2005 Age: 71 Committee(s): Skills:

John D. Buchanan
Independent Attorney Director Since: 2024 Age: 61 Committee(s): Skills:

Nancy Chang
Independent Board Member at Ansun Biopharma, Inc. Director Since: 2023 Age: 75 Committee(s): Skills:

Daniel O. Conwill IV
Independent Owner and Operator of Felix’s Restaurant Group Director Since: 2021 Age: 64 Committee(s): Skills:

B. Frank Stanley
Independent Co-Chief Executive Officer of Retail Concepts, Inc. Director Since: 2009 Age: 70 Committee(s): Skills:

Committees Legend:
Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	ESG Committee	Committee Chair
Skills Legend:
M&A & Strategic Planning	Executive Leadership	Cybersecurity	Industry Experience
Financial Oversight and Accounting	Environmental/ Sustainability	Diversity	Other Outside Board Experience
Human Resources

6	W&T Offshore	2025 Proxy Statement

Cautionary Note Regarding Forward-Looking Statements
This proxy statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts included in this proxy statement, regarding our strategy, future operations, financial positions, estimated revenues and losses, projected costs, prospects, plans, cybersecurity risk management strategy, ESG goals, commitments, and objectives of management and other ESG related information are forward-looking statements. When used in this proxy statement, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast,” “may,” “objective,” “plan,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements involve risks and uncertainties. Actual results could differ materially from any future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks and uncertainties that are discussed in our most recently filed Annual Report on Form 10-K and other filings we make with the SEC. We assume no obligation to update any forward-looking statements or information, which speak as of their respective dates.

2025 Proxy Statement	W&T Offshore	7

The Annual
Meeting
This proxy statement is solicited by and on behalf of the Board of Directors (the “Board” or the “Board of Directors”) of W&T Offshore, Inc. for use at the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) scheduled to be held on June 3, 2025, virtually at www.virtualshareholdermeeting.com/WTI2025 at 8:00 a.m., Central Daylight Time, or at any adjournments, postponements or relocations thereof. Unless the context requires otherwise, references in this proxy statement to “we,” “us,” “our” and the “Company” refer to W&T Offshore, Inc. The solicitation of proxies by the Board will be conducted primarily electronically, or by mail for those shareholders requesting paper copies of proxy materials. Officers, directors and employees of the Company may also solicit proxies personally or by telephone, e-mail or other forms of wire or facsimile communication. These officers, directors and employees will not receive any extra compensation for these services. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of common stock of the Company (the “Common Stock”). The costs of the solicitation will be borne by the Company. The Company has retained Georgeson Inc. (“Georgeson”) to assist in the solicitation of proxies. On or after April 16, 2025, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) containing instructions on how to access the proxy materials and vote online. We will make these proxy materials available to you over the Internet or, upon your request, will deliver paper copies of these materials to you by mail, in connection with the solicitation of proxies by the Board for the Annual Meeting.
The Annual Meeting will be virtual, conducted exclusively via live webcast at www.virtualshareholdermeeting.com/WTI2025. We believe that using a virtual format for the Annual Meeting provides easier and greater access to the Annual Meeting, which enables participation by the broadest number of shareholders, as well as positive environmental impacts. You will not be able to attend the Annual Meeting physically in person.
Purposes of the 2025 Annual Meeting
The purposes of the Annual Meeting are to: (1) elect six directors to hold office until the 2026 Annual Meeting of Shareholders and until their successors are duly elected and qualified; (2) approve, on an advisory basis, the compensation of the Company’s named executive officers, pursuant to Item 402 of Regulation S-K; (3) ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the year ending December 31, 2025; and (4) transact such other business as may properly come before the meeting and any adjournment, postponement or relocation thereof. Although the Board does not anticipate that any other matters will come before the Annual Meeting, your executed proxy gives the official proxies the right to vote your shares at their discretion on any other matter properly brought before the Annual Meeting.
Voting Rights and Solicitation
Only shareholders of record at the close of business on April 15, 2025 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 147,651,816 shares of Common Stock outstanding, each of which is entitled to one vote on any matter to come before the meeting. Common Stock is the only class of outstanding equity securities of the Company. The holders of issued and outstanding shares of Common Stock representing at least a majority of the outstanding shares of Common Stock, present in person or represented by proxy at the Annual Meeting, will constitute a quorum necessary to hold a valid meeting. The person who is appointed by the chairman of the meeting to be the inspector of election will treat the holders of all shares of Common Stock represented by a returned, properly executed proxy, including shares that abstain from voting, as present for purposes of determining the existence of a quorum at the Annual Meeting. Each share of Common Stock present or represented at the Annual Meeting will

8	W&T Offshore	2025 Proxy Statement

be entitled to one vote on any matter to come before the shareholders. If you hold your shares in “street name,” you will receive instructions from your broker or other nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the New York Stock Exchange (“NYSE”). For Proposal 3 (Ratification of the Appointment of Independent Accountants) to be voted on at the Annual Meeting, brokers and other nominees will have discretionary authority in the absence of timely instructions from you.
There are also non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. For Proposal 1 (Election of Directors) and Proposal 2 (Advisory Vote on Executive Compensation) to be voted on at the Annual Meeting, you must provide timely instructions on how the broker or other nominee should vote your shares. When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your shares and the broker or other nominee indicates it does not have authority to vote such shares on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.
Abstentions occur when shareholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the shareholders are voting.
The following is a summary of the vote required to approve each proposal, as well as the effect of broker non-votes and abstentions.
•
Proposal 1 (Election of Directors): To be elected, each nominee for election as a director must receive the affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote on the election of directors. This means that director nominees with the most votes are elected. Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director. Broker non-votes will not be taken into account in determining the outcome of the election.

•
Proposal 2 (Advisory Vote to Approve the Compensation of Named Executive Officers): The affirmative vote of a majority of the shares present at the meeting in person or represented by proxy and entitled to vote on the proposal is required to approve, by non-binding vote, executive compensation. An abstention has the same effect as a vote “AGAINST” the proposal and broker non-votes have no effect on the outcome of the vote. If more votes are cast “AGAINST” this proposal than “FOR”, the Board and the Compensation Committee will carefully consider the outcome of the vote when making future compensation decisions for executive officers, but the Board and the Compensation Committee are not bound by the outcome of such vote.

•
Proposal 3 (Ratification of the Appointment of Independent Accountants): The affirmative vote of a majority of the shares present at the meeting in person or represented by proxy and entitled to vote on the proposal is required to ratify the appointment of our independent registered public accounting firm. An abstention has the same effect as voting “AGAINST” the proposal. Brokers have discretionary authority in the absence of timely instructions from their customers to vote on this proposal. As a result, there may be no broker non-votes with respect to this proposal. If more votes are cast “AGAINST” this proposal than “FOR”, the Board will take such decision into consideration in selecting independent auditors for the Company, but the Board is not bound by the outcome of such vote.

Mr. Tracy W. Krohn, our Chairman of the Board, Chief Executive Officer and President, and our largest shareholder, controlling approximately 32.8% of the voting power entitled to vote at the Annual Meeting as of April 15, 2025, intends to vote all of his shares of Common Stock in accordance with the Board’s recommendations set forth herein.
The Board has retained Georgeson to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay Georgeson a fee of approximately $11,500, plus reasonable expenses, costs and disbursements for proxy solicitation services.

2025 Proxy Statement	W&T Offshore	9

Voting Procedures
If you are a registered shareholder, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:
•
By Internet. You may submit a proxy electronically via the Internet, using the website listed on the Notice of Availability. Please have your Notice of Availability, which includes your personal control number, in hand when you log onto the website. Internet voting facilities will close and no longer be available on the date and time specified on the Notice of Availability.

VOTE BY INTERNET
Before The Meeting—Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 2, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting—Go to www.virtualshareholdermeeting.com/WTI2025
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
•
By Telephone. If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will close and no longer be available on the date and time specified on the proxy card.

VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 2, 2025. Have your proxy card in hand when you call and then follow the instructions.

•
By Mail. If you request paper copies of the proxy materials by mail, you may submit a proxy by signing, dating and returning your proxy card in the pre-addressed envelope provided. If mailed, your completed and signed proxy card must be received by June 2, 2025.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
•
In Person. You may vote in person at the virtual Annual Meeting by completing a ballot as directed during the virtual Annual Meeting; however, attending the meeting without completing a ballot will not count as a vote.

Revoking Your Proxy
You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by: (i) delivering to the Corporate Secretary of the Company a written notice of the revocation; (ii) signing, dating and delivering to the Corporate Secretary of the Company a proxy with a later date; or (iii) attending the Annual Meeting virtually and voting your shares in person. Your attendance at the Annual Meeting will not revoke your proxy unless you give written notice of revocation to the Corporate Secretary of the Company before your proxy is exercised or unless you vote your shares in person at the virtual Annual Meeting before your proxy is exercised.
Submitting Questions
All shareholders may submit questions at the Annual Meeting by following the instructions that will be available on the Annual Meeting website.
Shareholders may also submit a comment or question prior to the Annual Meeting, beginning on April 16, 2025, by visiting www.virtualshareholdermeeting.com/WTI2025 and following the instructions on the website. Questions received prior to or during the Annual Meeting will be answered as allotted time permits. In order

10	W&T Offshore	2025 Proxy Statement

to address as many topics as time permits, similar questions may be combined. We cannot ensure that every shareholder who wishes to have a question or comment addressed during the Annual Meeting will be able to do so, however, if a question posed is not otherwise answered during the course of the Annual Meeting, such matters may be raised separately after the Annual Meeting by contacting our Investor Relations Department.
Virtual Meeting Technical Assistance
If you encounter technical difficulties accessing the Annual Meeting, the meeting login page will include technical support line contact information. Technical support will be available beginning at 7:45 a.m. Central Time on June 3, 2025, and will remain available until the Annual Meeting has ended.
Copies of the Annual Report
Upon written request, we will provide any shareholder, without charge, a copy of our annual report on Form 10-K for the year ended December 31, 2024 (the “Form 10-K”), but without exhibits. Shareholders should direct requests to W&T Offshore, Inc., Attn: Corporate Secretary, 5718 Westheimer Road, Suite 700, Houston, TX 77057. The Form 10-K and the exhibits filed with it are available on our website, www.wtoffshore.com in the “Investors—SEC Filings” section. These materials do not constitute a part of the proxy solicitation material.

2025 Proxy Statement	W&T Offshore	11

Proposal 1
Election of Directors
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE SIX NOMINEES LISTED BELOW.
Currently, the Company’s Board is composed of the following six directors: Ms. Virginia Boulet, Dr. Nancy Chang and Messrs. John D. Buchanan, Daniel O. Conwill IV, Tracy W. Krohn and B. Frank Stanley. At the Annual Meeting, six directors are to be elected, each of whom will serve until the 2026 Annual Meeting and until his or her successor is duly elected and qualified.
Each nominee has consented to be nominated and to serve if elected. If any nominee is unable to serve as a director, the shares represented by the proxies will be voted, in the absence of contrary indication, for any substitute nominee that the Board may designate or the size of the Board may be reduced. We know of no reason why any nominee would be unable to serve.

12	W&T Offshore	2025 Proxy Statement

Information about the Nominees

Committees:
Compensation	ESG
Nominating & Corporate Governance (Chair)
Skills and Experience:
M&A & Strategic Planning	Human Resources
Industry Experience	Executive Leadership
Other Outside Board Experience	Executive Leadership
Diversity	Financial Oversight & Accounting
VIRGINIA BOULET	Age: 71 Director Since: March 2005
Professional Background
•
Ms. Boulet is currently Chair of the Nominating and Corporate Governance Committee and a member of the Compensation Committee and the ESG Committee.

•
From 2004 through 2018, Ms. Boulet was an adjunct professor of law at Loyola University Law School.

•
From April 2014 to 2021, she was a Managing Director at Legacy Capital, LLC.

•
From 2002 to March 2014, Ms. Boulet was Special Counsel to Adams and Reese, LLP, a law firm.

•
Prior to 2002, Ms. Boulet was a partner at the New Orleans law firms of Phelps Dunbar, LLP and Jones Walker LLP.

•
In the past, she served as President and Chief Operating Officer of IMDiversity, Inc., an on-line recruiting company.

•
Ms. Boulet has over 30 years of experience in mergers and acquisitions, equity securities offerings, general business matters and counseling clients regarding compliance with federal securities laws and regulations.

Other Directorships

•
Ms. Boulet currently serves on the board of directors of Ouster, Inc. (NASDAQ: OUST) (“Ouster”), where she is the Chair of the Nominating and Governance Committee.

•
She also previously served on the board of directors of Velodyne Lidar, Inc. (NYSE: VLDR), a lidar technology company, from October 2021 until its merger with Ouster in February 2023, where she served as chair of the board, chair of the nominating and corporate governance committee, as well as a member of the board’s compensation committee.

•
She has also served on the board of directors of Lumen Technologies, Inc. (NYSE: LUMN), a telecommunications company, from May 1995 through May 2021, where she served as chair of the nominating and corporate governance committee for 25 years and also served from time to time as lead independent director and as a member of the compensation and human resources committee and the audit committee.

•
Service on the various boards of directors and committees, along with her long career in corporate, securities and banking law, as well as her academic experience, has provided her with the background and experience of board processes, function, exercise of diligence and oversight of management.

Education
• Ms. Boulet received a B.A. in Medieval History from Yale University, and a J.D., cum laude, from Tulane University Law School.

With her public company board experience and recruiting experience as president of a recruiting company, we believe Ms. Boulet is well suited as a member of our Board, the Compensation Committee, the ESG Committee and the Nominating and Corporate Governance Committee. Her background makes her an excellent leader of the Nominating and Corporate Governance Committee, whose functions include identifying and evaluating individuals qualified to become board members and evaluating our corporate governance policies. Her legal background also provides her with a high level of technical expertise in reviewing transactions and agreements and addressing legal issues presented to the Board.

2025 Proxy Statement	W&T Offshore	13

Committees: Audit
Skills and Experience:
Financial Oversight & Accounting	Industry Experience
Executive Leadership	Other Outside Board Experience
M&A & Strategic Planning	Human Resources
Environmental/ Sustainability
JOHN D. BUCHANAN	Age: 61 Director Since: April 2024
Professional Background

•
Mr. Buchanan is the Presiding Director of the Board and a member of the Audit Committee.

•
From February 2023 to March 2024, Mr. Buchanan served at ExxonMobil Corporation (“Exxon”) (NYSE: XOM) as Assistant General Counsel, where his responsibilities included handling corporate, regulatory reporting, compliance, and securities matters, as well as participating as Secretary to the Exxon audit committee and the Exxon finance committee.

•
From August 2015 to May 2022, Mr. Buchanan served at Comerica Inc. (NYSE: CMA) as the Chief Legal Officer/General Counsel/Corporate Secretary, where he managed the legal division and was responsible for corporate governance, legal and regulatory functions.

•
From February 2012 to August 2015, Mr. Buchanan was with the Federal Reserve Bank of Dallas, where he served as Senior Vice President, General Counsel and Corporate Secretary.

•
From 2005 to 2007, he was Senior Executive Vice President, General Counsel and Corporate Secretary at AmSouth Bancorporation.

•
Mr. Buchanan also served as Executive Vice President, General Counsel and Corporate Secretary at SouthTrust Bank from 1996 until 2005

Other Directorships

•
Mr. Buchanan has served on numerous committees and boards of directors during his career, including the board of directors for Mercedes Benz US International Inc., with service as the Chair of the Audit Committee.

Education

•
Mr. Buchanan holds a Master’s of Laws in Taxation from New York University School of Law and a Juris Doctorate degree from the Vanderbilt University School of Law. He also earned a Bachelor’s degree in Economics from Washington & Lee University.

We believe that Mr. Buchanan’s over 30 years of experience as a seasoned oil and gas, commercial and banking attorney makes him a valuable member of the Board. The combination of his energy and banking expertise, legal acumen, prior board experience and experience counseling boards of directors creates a unique perspective and provides valuable insights that benefit the Board.

14	W&T Offshore	2025 Proxy Statement

Committees:
Audit	ESG (Chair)
Nominating & Corporate Governance
Skills and Experience:
M&A & Strategic Planning	Environmental/ Sustainability
Executive Leadership	Human Resources
Other Outside Board Experience	Financial Oversight & Accounting
Diversity	Cybersecurity
NANCY CHANG	Age: 75 Director Since: April 2023
Professional Background
•
Dr. Chang is currently the Chair of the ESG Committee and a member of the Audit Committee and the Nominating and Corporate Governance Committee.

•
From 2007 to 2012, Dr. Chang was the Founder, Chairperson and Senior Managing Director of Caduceus Asia Partners at OrbiMed Advisors L.L.C., one of the largest healthcare focused investment management firms in the world.

•
Prior to that, Dr. Chang was the Co-Founder, President, Chief Executive Officer and Chairman of Tanox, Inc., a company focused on the development of therapeutics to address major unmet medical needs in the areas of asthma, allergy, inflammation, HIV infection and other diseases affecting the human immune system where, from 1986 to 2006, she led the company through an initial public offering in 2000 and growth to a $1 billion public valuation until its acquisition by Genentech Inc. in 2007.

•
From 1980 to 1986, Dr. Chang held several leadership positions at Centocor Biotech Inc. (now a division of Johnson & Johnson), where she served as director of research and made substantial contributions to the development of monoclonal antibody as therapeutics and to the HIV field, including the development of the first HIV diagnostic assay.

•
She was named the Most Respected Woman in Biotechnology in 2005, Forbes Twenty-Five Notable Chinese Americans list in 2008 and was the first woman to receive the Biotechnology Heritage Award in 2012.

•
She has published more than 35 papers on topics ranging from monoclonal antibodies to human immunodeficiency virus (HIV) and holds seven patents. Throughout her career, she has received numerous awards from academic, industrial, national and international organizations.

Other Directorships

•
Dr. Chang is currently serving as a member of the board of directors of Ansun Biopharma, Inc., a clinical late-stage biopharmaceutical company focused on the development of unique host-directed anti-viral therapies for respiratory viruses, where she was the Chief Executive Officer from March 2017 until stepping down in July 2022.

•
She has also served as the Chairman and Founder of Apex Capital, an investment management company focused on investments in healthcare, education and socially responsible ventures, since January 2009 and has served as president of the Tang Family Foundation since March 2009.

•
Prior to joining the Board, Dr. Chang served on the board of directors of Helix Acquisition Corp. from October 2020 until its business combination in April 2022.

•
In addition, Dr. Chang has served on the boards of a number of companies, including Charles River Laboratory International, Inc., Eddingpharm (Cayman) Inc., Crown Bioscience Inc., Applied Optoelectronics, Inc., SciClone Pharmaceuticals, Inc., and a number of other private companies, and she has served on the board of directors of the Federal Reserve Bank in Houston.

•
Dr. Chang was also a member of the board of directors at BIO and BioHouston.

Education
• Dr. Chang graduated from National Tsing Hua University in Taiwan and Brown University and received her Ph. D. from the Division of Medical Sciences at Harvard Medical School of Harvard University.

We believe that Dr. Chang’s impressive experience as both an executive at various companies and as a member of the board of directors of both public and private entities, along with her experience in the technology and biomedical fields, makes her a valuable member of the Board. In particular, we believe that Dr. Chang’s experiences as founder and executive of a successful, publicly-traded company and one of the largest healthcare-focused investment management firms in the world bring valuable and unique perspectives, talents and insights to the Board.

2025 Proxy Statement	W&T Offshore	15

Committees:
Audit	Compensation (Chair)
ESG
Skills and Experience:
M&A & Strategic Planning	Environmental/ Sustainability
Industry Experience	Executive Leadership
Financial Oversight & Accounting	Other Outside Board Experience
Cyber-Security	Human Resources
DANIEL O. CONWILL IV	Age: 64 Director Since: May 2021
Professional Background
•
Mr. Conwill is currently the Chair of the Compensation Committee and a member of the Audit Committee and the ESG Committee.

•
Mr. Conwill is currently the owner and operator of Felix’s Restaurant Group, which owns and operates seafood restaurants in New Orleans and along the Gulf Coast and which he purchased in 2012.

•
From July 2019 until June 2022, Mr. Conwill was the Chief Financial Officer of Durfort Holdings, SRL, an international conglomerate engaged in the manufacture and sale of cigars and other tobacco products.

•
From 2014 until April 2019, Mr. Conwill served as Co-Chief Executive Officer and Head of Investment Banking at Seaport Global Securities (“Seaport”).

•
Prior to joining Seaport, Mr. Conwill was the Founder, Chairman of the board of directors and Chief Executive Officer and manager of the Investment Banking Group at Global Hunter Securities (“Global Hunter”), which he started in 2005 and where he served in such roles until its merger with Seaport in 2013.

•
Prior to forming Global Hunter, Mr. Conwill was Executive Vice President and Co-Director of Corporate Finance at Jefferies & Company, Inc. (“Jefferies & Co”).

•
While at Jefferies & Co, Mr. Conwill founded its oil and gas investment banking group in 1993 and managed that group until his departure in 2005.

•
Prior to joining Jefferies & Co in 1993, Mr. Conwill was a Managing Director in Corporate Finance at Howard, Weil, Labouisse, Friedrichs, Inc.

•
Mr. Conwill’s professional career started in the tax department with Arthur Andersen & Co.

Other Directorships
• Former Chairman of the board of directors at Global Hunter from 2005 until 2013.
Education
• Mr. Conwill received his Bachelor’s and Master’s Degrees in Accounting from the University of Mississippi and has a law degree from the University of Mississippi’s School of Law.

Mr. Conwill brings valuable leadership and management skills as a result of his previous roles as the Chairman of the board of directors and Chief Executive Officer of Global Hunter and Co-Chief Executive Officer of Seaport. We believe that this experience, as well as the financial and advisory and capital markets experience that he has gained through his over 30 years in investment banking and in particular his experience in advising oil and gas companies, make him a valuable part of our Board and member of our Audit, Compensation and ESG Committees.

16	W&T Offshore	2025 Proxy Statement

Committees: None
Skills and Experience:
M&A & Strategic Planning	Environmental/ Sustainability
Industry Experience	Executive Leadership
Financial Oversight & Accounting	Other Outside Board Experience
Cyber-Security	Human Resources
TRACY W. KROHN	Age: 70 Director Since: 2004
Professional Background
•
Tracy W. Krohn has served as Chief Executive Officer since he founded the Company in 1983 and as Chairman of the Board since 2004.

•
Mr. Krohn has also served in various other roles during his time with the Company, including as Treasurer from 1997 until 2006, and as President from its founding until September 2008 and again from March 2017 to present day.

•
Mr. Krohn began his career as a petroleum engineer and offshore drilling supervisor with Mobil Oil Corporation.

•
Prior to founding the Company, from 1981 to 1983, Mr. Krohn was Senior Engineer with Taylor Energy Company.

•
During 1996 to 1997, Mr. Krohn was Chairman and Chief Executive Officer of Aviara Energy Corporation.

•
In 2013, Mr. Krohn was appointed to serve on the board of directors of the American Petroleum Institute.

•
Mr. Krohn served as Chairman of the Harris County Sherrif’s Office Foundation for approximately seven years.

Other Directorships
• None.
Education
• Mr. Krohn received a B.S. in Petroleum Engineering from Louisiana State University.

As founder of the Company, Mr. Krohn is one of the driving forces behind the Company and its success to date. Over the course of the Company’s history, Mr. Krohn has successfully grown the Company through his exceptional leadership skills and acute business judgment. We believe Mr. Krohn is well-qualified to serve as a director because of his significant experience as our founder and as a significant shareholder, as well as his substantial and broad executive and technical experience in the energy sector.

2025 Proxy Statement	W&T Offshore	17

Committees:
Audit (Chair)	Compensation
ESG	Nominating & Corporate Governance
Skills and Experience:
M&A & Strategic Planning	Environmental/ Sustainability
Industry Experience	Executive Leadership
Financial Oversight & Accounting	Other Outside Board Experience
Cyber-Security	Human Resources
B. FRANK STANLEY	Age: 70 Director Since: May 2009
Professional Background
•
Mr. Stanley is currently the Chair of the Audit Committee and a member of the Compensation Committee, the Nominating and Corporate Governance Committee and the ESG Committee.

•
Mr. Stanley is currently Co-Chief Executive Officer of Retail Concepts, Inc., a privately-held retail chain of 32 stores in 13 states with over seven hundred employees, where he has served in such role since December 2012.

•
Prior to joining Retail Concepts, Inc. in 1988, he was Chief Financial Officer of Southpoint Porsche Audi WGW Ltd. from 1987 to 1988.

•
From 1985 to 1987, he was employed by KPMG Peat Marwick, holding the position of Manager, Audit in 1987.

•
From 1983 to 1984, he was Chief Financial Officer of Design Research, Inc., a manufacturer of housing for offshore drilling platforms.

•
From 1980 to 1982, he was Chief Financial Officer of Tiger Oilfield Rental Co., Inc. and, from 1977 to 1979, he was an accountant with Trunkline Gas Co.

Other Directorships
• None.
Education
• Mr. Stanley holds a B.B.A. in Accounting from Texas A&M University and is a certified public accountant.

Mr. Stanley has an extensive background in accounting and financial matters, which we believe qualify him for service as a member of our Board, the Chair of the Audit Committee and a member of the Compensation, Nominating and Corporate Governance, and ESG Committees.
Required Vote
To be elected, each nominee for election as a director must receive the affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote on the election of directors. Broker non-votes and abstentions will have no effect on the outcome of the election.
Mr. Tracy W. Krohn, our Chairman of the Board, Chief Executive Officer and President, and our largest shareholder, controlling approximately 32.8% of the voting power entitled to vote at the Annual Meeting as of April 15, 2025, intends to vote all of his shares of Common Stock in accordance with the Board’s recommendations set forth herein.

18	W&T Offshore	2025 Proxy Statement

Director Skills Matrix
Currently, our Board embodies a diverse set of experiences, qualifications, attributes and skills as shown below, and one-third of our board members are women:
Skill/Experience	Description	Virginia Boulet	John D. Buchanan	Nancy Chang	Daniel O. Conwill IV	Tracy W. Krohn	B. Frank Stanley
M&A and Strategic Planning	Experience overseeing and executing mergers and acquisitions and other strategic transactions and engaging in other forms of strategic planning
Financial Oversight and Accounting	Background in financial oversight and accounting obtained as an executive or board member with responsibility for financial oversight of a company
Industry Experience	Knowledge and understanding of the oil and natural gas industry obtained through direct employment in the industry or through professional service of the industry
Executive Leadership	Executive management experience from service in a senior business leadership position, such as a chief executive officer, chief financial officer, or other leadership role
Environmental and Sustainability	Familiarity with current environmental and sustainability practices in the oil and gas industry and with changes in the regulatory environment
Other Outside Board Experience	Current or prior service on boards of directors of other companies
Cybersecurity	Exposure to current cybersecurity practices as part of board oversight of cybersecurity risk management
Diversity	Diversity of race, ethnicity, or gender
Human Resources	Background in human resources and skills in attracting, developing, and managing our Company’s most valuable resource—people

2025 Proxy Statement	W&T Offshore	19

Proposal 2
Advisory Vote on Executive Compensation
THE BOARD RECOMMENDS YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.
Introduction
We are asking that our shareholders provide advisory, non-binding approval of the compensation paid to our Named Executive Officers, as described in the “Compensation Discussion and Analysis” (“CD&A”) section of this proxy statement. The Board recognizes that executive compensation is an important matter for our shareholders. As described in detail in the CD&A section of this proxy statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy has been and continues to be to pay our executive officers based on the Company’s performance. In particular, the Compensation Committee strives to attract, as needed, and retain the best possible executive talent, to incentivize the Named Executive Officers’ efforts on our behalf in a way that supports our financial performance objectives and business strategy, and to align their incentives with enhancement of shareholder value. To do so, the Compensation Committee typically uses a combination of short- and long-term incentive compensation to reward near-term excellent performance and to encourage executives’ commitment to our long-range, strategic business goals. It is always the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our strategy, sound corporate governance principles, and shareholder interests and concerns, and we believe that the 2024 decisions regarding incentive compensation were consistent with these principles.
As described in the CD&A section of this proxy statement, we believe our historical compensation program is effective, appropriate and strongly aligned with the long-term interests of our shareholders and that the total compensation packages provided to the Named Executive Officers (including potential payouts upon a termination or change of control) are reasonable and not excessive. As you consider this Proposal 2, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including more detailed information about our compensation philosophy and objectives and the past compensation of our Named Executive Officers, and to review the tabular disclosures regarding compensation of our Named Executive Officers together with the accompanying narrative disclosures in the “Executive Compensation and Related Information” section of this proxy statement.
In connection with the shareholder outreach program discussed in this proxy statement, in 2023, we conducted a comprehensive review of our compensation practices. As a result, we made changes to our compensation program to more closely align our practices with our peer group and affirm the Company’s commitment to “say on pay” and performance alignment over the long-term. We are pleased with these changes so far, and they are fully reflected in the historical 2024 compensation information presented in this proxy statement. We encourage you to see “Compensation Discussion and Analysis—Compensation Changes” and “Corporate Responsibility—Shareholder Engagement and Company Responses” for more information on the comprehensive changes to our compensation programs.

20	W&T Offshore	2025 Proxy Statement

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. As an advisory vote, Proposal 2 is not binding on the Board or the Compensation Committee, will not overrule any decisions made by the Board or the Compensation Committee, or require the Board or the Compensation Committee to take any action. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our shareholders and will carefully consider the outcome of the vote when making future compensation decisions for executive officers. In particular, to the extent there is any significant vote against the compensation of our Named Executive Officers as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In light of the shareholder vote in 2023 in favor of conducting an advisory vote on executive compensation every year, the Company will hold such say-on-pay votes every year.
Text of the Resolution to be Adopted
We are asking shareholders to vote “FOR” the following resolution:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2024 Summary Compensation Table and the other related tables and disclosure.”
Required Vote
The affirmative vote of a majority of the shares present at the meeting in person or represented by proxy and entitled to vote on the proposal is required to approve, by non-binding vote, executive compensation. An abstention has the same effect as a vote “AGAINST” the proposal and broker non-votes have no effect on the outcome of the vote.
Mr. Tracy W. Krohn, our Chairman of the Board, Chief Executive Officer and President, and our largest shareholder, controlling approximately 32.8% of the voting power entitled to vote at the Annual Meeting as of April 15, 2025, intends to vote all of his shares of Common Stock in accordance with the Board’s recommendations set forth herein.

2025 Proxy Statement	W&T Offshore	21

Proposal 3
Ratification of Appointment of Independent Accountants
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.
On June 25, 2024, the Audit Committee of the Board (the “Audit Committee”) dismissed Ernst & Young (“EY”) as our Company’s independent registered public accounts and appointed Deloitte & Touche LLP (“Deloitte”), independent registered public accountants, to audit our consolidated financial statements as of and for the year ending December 31, 2024.
The audit reports of EY on the Company’s consolidated financial statements as of and for the years ended December 31, 2023 and 2022 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2023 and 2022, and the subsequent interim period through June 25, 2024, there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused it to make reference to the subject matter of such disagreements in connection with its reports, nor were there any “reportable events”, as such term is described in Item 304(a)(1)(v) of Regulation S-K promulgated under the Exchange Act.
We are advised that no member of Deloitte has any direct or material indirect financial interest in our Company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee.
If the appointment is not ratified, the Audit Committee will consider the appointment of other independent registered public accountants. A representative of Deloitte is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.
Required Vote
The affirmative vote of a majority of the shares present at the meeting in person or represented by proxy and entitled to vote on the proposal is required to ratify the appointment of our independent registered public accounting firm. An abstention has the same effect as voting “AGAINST” the proposal. Brokers have discretionary authority in the absence of timely instructions from their customers to vote on this proposal. As a result, there may be no broker non-votes with respect to this proposal.
Mr. Tracy W. Krohn, our Chairman of the Board, Chief Executive Officer and President, and our largest shareholder, controlling approximately 32.8% of the voting power entitled to vote at the Annual Meeting as of April 15, 2025, intends to vote all of his shares of Common Stock in accordance with the Board’s recommendations set forth herein.

22	W&T Offshore	2025 Proxy Statement

Corporate
Governance
Corporate Governance Guidelines; Code of Business Conduct and Ethics
A complete copy of the Company’s corporate governance guidelines, which the Board reviews at least annually, is posted under the “Investors—Governance—Governance Documents” section of the Company’s website at www.wtoffshore.com and is available in print to any shareholder without charge upon written request to our Corporate Secretary at 5718 Westheimer Road, Suite 700, Houston, TX 77057. The Board has adopted a Code of Business Conduct and Ethics that applies to all employees, officers and directors. A complete updated version copy of the Code of Business Conduct and Ethics is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder without charge upon written request to our Corporate Secretary at 5718 Westheimer Road, Suite 700, Houston, TX 77057. Any amendments to the Code of Business Conduct and Ethics will be posted on the Company’s website at www.wtoffshore.com under the “Investors—Governance—Governance Documents” section.
Independence
After reviewing the qualifications of our current directors and nominees, and any relationships they may have with the Company that might affect their independence, the Board has determined that each director and nominee, other than Mr. Krohn, is “independent” as that concept is defined by the NYSE’s Listed Company Manual, the SEC’s rules and regulations governing “independence” of members of the Audit Committee, and the applicable Texas law. In making determinations of director independence, the Board considered the relationships and transactions further described under the heading “Certain Relationships and Related Transactions.”
Board Leadership Structure
Tracy W. Krohn serves as the Company’s Chairman, Chief Executive Officer and President and is our largest shareholder controlling approximately 32.8% of the outstanding shares of Common Stock as of April 15, 2025. The Board believes its leadership structure is justified by the efficiencies of having the Chief Executive Officer and President also serve in the role of Chairman of the Board, as well as due to Mr. Krohn’s role in founding the Company and his significant ownership interest in the Company. Mr. John D. Buchanan is the independent director who was appointed to serve as the Presiding Director of the Board in 2024.
Insider Trading Policy
The Company’s Board adopted our insider trading policy (the “Insider Trading Policy”), which prohibits all directors, officers and employees of the Company who are aware of material nonpublic information from, directly or indirectly, trading in the securities of the Company or disclosing such material, non-public information to others outside the Company, including family and friends. Our Insider Trading Policy also has procedures that require directors, officers and employees to refrain from trading in the securities of the Company, directly or indirectly or through family members or other persons or entities, during certain blackout periods. Additionally, our Insider Trading Policy requires that transactions by certain persons within the Company only be made during these open trading windows after satisfying mandatory pre-clearance requirements. The Board believes the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.

2025 Proxy Statement	W&T Offshore	23

Equity Grant Practices
The Compensation Committee generally meets following the end of the fiscal year to evaluate and review the performance of the Company and executive compensation. The Compensation Committee then approves the issuance of annual stock-based awards. The issuance of annual stock-based awards is effective as of the date approved by the Compensation Committee. The Compensation Committee selected this time period for review of executive compensation because it coincides with executive performance reviews and allows the Compensation Committee to receive and consider fiscal year financial information available at that time. The Company has no outstanding stock options and does not generally grant stock options as a part of its annual incentive awards. If stock options or similar awards are granted, our policy is to not grant stock options or similar awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement, and not time the public release of such information based on stock option grant dates. During the period covered by this report, we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

24	W&T Offshore	2025 Proxy Statement

Standing Committees of the Board
The Board has four standing committees—the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the ESG Committee. Each of the Board’s standing committees is comprised solely of independent directors.
Mr. Stanley (Chair)	Dr. Chang	Mr. Conwill	John Buchanan

Membership

•
If all of the director nominees are elected at the Annual Meeting, Messrs. Buchanan, Conwill and Stanley and Dr. Chang will serve as members of the Audit Committee of the Board with Mr. Stanley serving as the Chair of the Audit Committee.

•
The Board has determined that each of Messrs. Buchanan, Conwill and Stanley, and Dr. Chang are “independent” under the standards of both the NYSE and Rule 10A-3 under the Exchange Act and are financially literate and Mr. Stanley has been designated as the “audit committee financial expert,” as defined under Item 407 of Regulation S-K promulgated under the Exchange Act.

Purpose
•
The Audit Committee establishes the scope of and oversees the annual audit, including recommending the independent registered public accountants that audit the Company’s financial statements and approving any other services provided by the independent registered public accountants.

•
The Audit Committee also assists the Board in fulfilling its oversight responsibilities by (1) overseeing the Company’s system of financial reporting, auditing, controls and legal compliance, (2) overseeing the operation of such system and the integrity of the Company’s financial statements, overseeing the qualifications, independence and performance of the outside auditors and any internal auditors who the Company may engage, and (3) periodically reporting to the Board concerning the activities of the Audit Committee.

•
In performing its obligations, it is the responsibility of the Audit Committee to maintain free and open communication between it, the Company’s independent auditors, the internal audit function and the management of the Company.

•
The Audit Committee’s functions are further described under the heading “Audit Committee and Independent Registered Public Accounting Firm—Audit Committee Report.”

Charter
•
If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, which is available on our website at www.wtoffshore.com under the “Investors—Governance—Governance Documents” section of our website at www.wtoffshore.com and is available in print to any shareholder without charge upon written request to our Corporate Secretary at 5718 Westheimer Road, Suite 700, Houston, TX 77057.

2025 Proxy Statement	W&T Offshore	25

Ms. Boulet (Chair)	Dr. Chang	Mr. Stanley

Membership
•
If all of the director nominees are elected at the Annual Meeting, Ms. Boulet, Mr. Stanley and Dr. Chang will serve as members of the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) with Ms. Boulet serving as the Chair of the Nominating and Corporate Governance Committee.

•
All of these individuals qualify as independent under NYSE listing standards and the Company’s corporate governance guidelines.

Purpose
•
The purpose of the Nominating and Corporate Governance Committee is to nominate candidates to serve on the Board and to recommend director compensation. Once the Nominating and Corporate Governance Committee has recommended director compensation, the Board accepts or rejects the recommendation. The factors and processes used to select potential nominees are more fully described in the section entitled “—Identifying and Evaluating Nominees for Directors.”

•
The Nominating and Corporate Governance Committee is also responsible for assisting the Board in developing, implementing and complying with its corporate governance guidelines, overseeing the evaluation of the Board and management, recommending members of the Board to serve on committees of the Board and evaluating the functions and performance of such committees, overseeing and approving the management continuity planning process, and otherwise taking a leadership role in regulating the corporate governance of the Company.

Charter
•
If you would like additional information on the responsibilities of the Nominating and Corporate Governance Committee, please refer to its charter, which is available on our website at www.wtoffshore.com under the “Investors—Governance—Governance Documents” section of our website and is available in print to any shareholder without charge upon written request to our Corporate Secretary at 5718 Westheimer Road, Suite 700, Houston, TX 77057.

26	W&T Offshore	2025 Proxy Statement

Mr. Conwill (Chair)	Ms. Boulet	Mr. Stanley

Membership
•
If all of the director nominees are elected at the Annual Meeting, Ms. Boulet and Messrs. Conwill and Stanley will serve as members of the Compensation Committee of the Board (the “Compensation Committee”) with Mr. Conwill serving as the Chair of the Compensation Committee.

•
All of these individuals qualify as (i) independent under NYSE listing standards, Rule 10C- 1 under the Exchange Act and in accordance with the Company’s corporate governance guidelines and (ii) “non-employee directors” under Rule 16b-3 promulgated under the Exchange Act.

Purpose

•
The Compensation Committee performs an annual review of the compensation and benefits of the executive officers and senior management, establishes and reviews general policies related to employee compensation and benefits and administers Company equity-based incentive plans. Under the terms of its charter, the Compensation Committee also determines the compensation for Mr. Krohn, the Chief Executive Officer and President of the Company. As part of its duties, the Compensation Committee also recommended the adoption of substantial revisions to the Company’s compensation practices to better align with the practices of the Company’s peer group and reaffirm the Company’s commitment to “say on pay” and performance alignment over the long-term. Please see “Compensation Discussion and Analysis—Compensation Changes”.

•
The Compensation Committee also (i) establishes and monitors compliance with stock ownership guidelines; (ii) reviews and approves or recommends any contracts or transactions with current or former directors and executive officers, including any consulting agreements, severance arrangements or permitted loans made or guaranteed by the Company; (iii) considers risks related to the Company’s compensation policies; (iv) assesses the results of the most recent stockholder advisory vote on executive compensation; and (v) oversees compliance with SEC rules regarding shareholder approval of certain executive compensation matters.

Charter
•
If you would like additional information on the responsibilities of the Compensation Committee, please refer to its charter, which is available on our website at www.wtoffshore.com under the “Investors—Governance—Governance Documents” section of our website and is available in print to any shareholder without charge upon written request to our Corporate Secretary at 5718 Westheimer Road, Suite 700, Houston, TX 77057.

2025 Proxy Statement	W&T Offshore	27

Dr. Chang (Chair)	Ms. Boulet	Mr. Conwill	Mr. Stanley

Membership
•
If all of the director nominees are elected at the Annual Meeting, Messrs. Conwill and Stanley, Ms. Boulet and Dr. Chang will serve as members of the ESG Committee of the Board (the “ESG Committee”) with Dr. Chang serving as Chair of the ESG Committee.

Purpose

•
The ESG Committee assists the Company with its responsibilities relating to oversight of the Company’s environmental, health, safety and governance practices and to monitor management’s efforts in creating a culture of safety and environmental protection and provide oversight for the ESG aspects of the Company’s operations. In carrying out these responsibilities, the ESG Committee, among other things, (i) provides oversight for the Company’s ESG practices; (ii) monitors management’s efforts in creating a culture of continuous improvement in the Company’s safety and environmental protection practices; (iii) reviews and approves the Company’s ESG goals; (iv) reviews the management of current and emerging ESG-related issues; (v) reviews any significant safety or environmental incidents or material regulatory compliance violations; and (vi) provides oversight regarding the Company’s support of charitable organizations and community affairs. The ESG Committee is also responsible for the oversight of the Company’s preparation of its ESG Report.

Charter
•
If you would like additional information on the responsibilities of the ESG Committee, please refer to its charter, which is available on our website at www.wtoffshore.com under the “Investors—Governance—Governance Documents” section of our website and is available in print to any shareholder without charge upon written request to our Corporate Secretary at 5718 Westheimer Road, Suite 700, Houston, TX 77057.

Risk Oversight
Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting the Company’s business strategy is a key part of its assessment of management’s tolerance for risk and also a determination of what constitutes an appropriate level of risk for the Company.
While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. The Audit Committee, in the course of its oversight activities, also conducts periodic reviews of the Company’s cybersecurity policies, procedures and risks. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. Lastly, the ESG Committee enhances the Company’s focus on environmental, social and governance risk management by focusing on climate risks, health and safety risks, and legislative and regulatory risks associated with climate change.

28	W&T Offshore	2025 Proxy Statement

Oversight of Cybersecurity Risk
As part of the Board’s risk oversight and management, the Board takes particular focus on cybersecurity matters. The Company’s industry has become increasingly dependent on digital technologies to assist with certain exploration, development, production, processing and financial activities, and accordingly, it is of the utmost importance that the Company be prepared to defend against and respond to cybersecurity risks. Given the importance of cybersecurity to the Company and the Board, all Board members attend quarterly training through internal and external IT specialists, which also include review of IT whitepapers, presentations, and other learning materials. Each of the members of the Board has also completed certificated training concerning IT security, IT fraud and other common enterprise-level IT threats. All of this training helps the Board stay abreast of the latest cybersecurity issues. The Audit Committee of our Board oversees our cybersecurity policies, procedures, risk exposures and the steps taken by management to monitor and mitigate cybersecurity risks. The Company’s executive management, including its Vice President and Chief Information Officer, also updates and reports to the Audit Committee and the Board regarding cybersecurity risk exposure and the Company’s cybersecurity risk management strategy on a periodic basis throughout the year and at a minimum once per quarter.
The Company seeks to mitigate risk through Company-wide policies, mandatory training and end-user testing, which each help position our employees to recognize threats and report them. In addition to mandatory security training during new employee onboarding, the Company requires its employees to complete annual security risk training and, when necessary, perform additional updated training. In the past three years, the Company has not experienced a material information security breach. As such, the Company has not incurred any material expenses from cybersecurity breaches or any expenses from penalties or settlements related to a cybersecurity breach during that time. The Company does not currently have an information security risk insurance policy.
Lastly, the Company also engages with third parties to assist with its cybersecurity risk management. These third parties perform a number of services, including managed detection and response services for information technology endpoints, anti-virus monitoring, penetration testing, and other miscellaneous cybersecurity programs and services. The Company maintains specific policies and practices governing our third-party security risks, including our third-party assessment process. Under the Company’s third-party assessment process, we gather information from certain third parties who contract with us and share or receive data, or have access to or integrate with our systems, in order to help us assess potential risks associated with their security controls. The Company requires each third-party service provider to certify that it has the ability to implement and maintain appropriate security measures, consistent with all applicable laws, to implement and maintain reasonable security measures in connection with their work with us, and to promptly report any suspected breach of its security measures that may affect us. The Company is audited at a high level by its external auditor that performs certain baseline security controls and tests, which are required for SOX certification. The Company also aims to model its security processes around the NIST and COBIT frameworks and the International Organization Standardization 27001, Information Security Management System requirements, prescribing to annual cybersecurity risk assessments, internal and external penetration tests, real-time vulnerability assessments and network and endpoint scanning and monitoring. The Company is always looking to improve its IT risk management process.
Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee are set forth above. The Compensation Committee is comprised entirely of independent directors. In addition, none of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.
Consulting Fees and Services and Conflicts of Interest
The Compensation Committee selects our compensation consultants and other Compensation Committee advisors taking into consideration the factors identified by the rules and regulations of the Securities and Exchange Commission (“SEC”) and the NYSE listing standards. At the April 25, 2024 meeting of the Compensation Committee, the Compensation Committee selected to continue to utilize Meridian Compensation Partners, LLC (“Meridian”), an independent consulting firm experienced in executive and overall compensation practices and policies, as the Company’s executive compensation consultant for 2024. Other than services involving only broad-based non-discriminatory plans or providing survey information, our current compensation

2025 Proxy Statement	W&T Offshore	29

consultant did not provide non-executive compensation consulting services to the Company in an amount in excess of $120,000 in 2024. The Compensation Committee has concluded that the work of our compensation consultants has not raised any conflict of interest. Please read “Compensation Discussion and Analysis—Role of the Compensation Committee, its Consultants and Management” for more information about the role of our compensation consultant in our executive compensation programs.
Meetings of the Board and the Committees of the Board
During 2024, the Board held five meetings, the Compensation Committee held three meetings, the Nominating and Corporate Governance Committee held two meetings, the Audit Committee held five meetings and the ESG Committee held one meeting. All of the directors attended all meetings of the Board and all meetings of the committees on which they served during 2024.
The Company’s directors are expected to attend the Annual Meeting absent unusual circumstances. All directors were present at the Annual Meeting held in 2024.
Legal Proceedings
Currently, no director or executive officer, to our knowledge, is a party to any material legal proceeding adverse to the interests of the Company. Additionally, to our knowledge no director or executive officer has a material interest in a material proceeding adverse to the Company.
Director Nomination Process
The Nominating and Corporate Governance Committee will consider all properly submitted shareholder recommendations of candidates for election to the Board. Pursuant to Section 2.12 of the Bylaws, any shareholder may nominate candidates for election to the Board by giving timely notice of the nomination to the Corporate Secretary of the Company. In evaluating the recommendations of the shareholders for director nominees, as with all other possible director nominees, the Nominating and Corporate Governance Committee will address the criteria set forth below under the heading “—Identifying and Evaluating Nominees for Directors.”

Key Steps in Nomination Process
1	Shareholder Provides Timely Notice
The Bylaws require that the shareholder must provide notice of a potential nominee to the Corporate Secretary at the Company’s principal office no later than 90 days prior to and no earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting. The Bylaws require that any such shareholder must be a shareholder of record at the time it gives notice of the nomination.

2	Notice Includes Required Information
Shareholder notice must include the pertinent information about the nominee and the shareholder as required under the Company’s Bylaws, including the candidate’s name, qualifications and written consent to being named in the proxy statement and to serving on the Board if elected.

3	Nominee Provides Company Materials
Following submission of the shareholder notice, the nominee must deliver to the Company a written questionnaire regarding the background and qualifications of the nominee and a written representation and agreement that such nominee is not and will not become party to certain voting commitments or certain compensation arrangements, that such nominee will abide by stock exchange rules and Company policies and that such nominee with serve the full term as a member of the Board.

4	Board Review	The Board will review the shareholder nominee in accordance with the practices outlined below under the heading “—Identifying and Evaluating Nominees for Directors.”

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In connection with a shareholder nomination, the shareholder must also include any other business that the shareholder proposes to bring before the meeting, the reasons for conducting such business at the meeting, any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made. Additionally, the shareholder must provide their name and address, the name and address of any beneficial owner on whose behalf the shareholder is acting and the number of shares of Common Stock beneficially owned by the shareholder and any beneficial owner for whom the shareholder is acting. Such written notice should be sent to:
Corporate Secretary
W&T Offshore, Inc.
5718 Westheimer Road, Suite 700
Houston, TX 77057

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Identifying and Evaluating Nominees for Directors
The Nominating and Corporate Governance Committee regularly evaluates the organization of the Board, including its size, structure, and composition, and it is responsible for leading the search for individuals qualified to serve as directors. The Nominating and Corporate Governance Committee identifies, evaluates and recommends candidates for nomination to the Board.

Key Steps in Nominee Evaluation Process
1	Identify Candidates
When there is a vacancy on the Board or when changes to the Board are desired as a result of the Nominating and Corporate Governance Committee’s annual evaluation of the Board, the Nominating and Corporate Governance Committee engages in a process to identify potential candidates that meet the Company’s stated criteria. The Nominating and Corporate Governance Committee may consider candidates identified by a search firm, candidates recommended by other members of the Board and candidates that are recommended by shareholders.

2	Evaluate Candidates
Once a slate of candidates is identified, the Nominating and Corporate Governance Committee performs an evaluation of the various candidates. The evaluation includes a review of the various candidates’ skills, experience, qualifications, characteristics and other criteria established by the Board in the context of what the Board needs from the candidate as a potential director. The Nominating and Corporate Governance Committee also reviews the results of a background inquiry on the candidate, reviews applicable questionnaires and confirms that the candidate has provided the necessary information to perform as a member of the Board, if selected.

3	Meet Candidates
After evaluating the candidates, the Nominating and Corporate Governance Committee meets the candidates that have the requisite criteria for Board membership to confirm that the candidate will be a good fit with the Board.

4	Pick Candidate and Make Recommendation
After meeting the candidates, the Nominating and Corporate Governance Committee has a robust discussion regarding each candidate and determines which candidate to recommend to the Board as a nominee for election by the Company’s shareholders.

In evaluating nominees to serve as directors on the Board and in accordance with the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee selects candidates with the appropriate skills and characteristics required of Board members. Pertinent to this inquiry is the following non-exhaustive list of factors: candidate’s business or professional experience; integrity and judgment; records of public service; ability to devote sufficient time to the affairs of the Company; diversity of professional and cultural experience; gender and ethnic background; age; skills; occupation; and understanding of financial statements and financial reporting systems. In addition, our Nominating and Corporate Governance Committee has adopted a policy, referred to generally as the “Rooney Rule” of interviewing and considering in good faith at least one ethnically or gender diverse candidate for each open position as a nominee for our Board of Directors and any senior executive position at the Company. These factors, together with the director qualifications criteria noted in the Governance section of this proxy statement, are considered by the Nominating and Corporate Governance Committee in assessing potential new directors.
The Nominating and Corporate Governance Committee will also consider and weigh these factors in light of the current composition and needs of the Board.
Director Compensation
In May 2023, our director compensation practices were revised in connection with our shareholder outreach program to make our practices consistent with those of our peer group. Following our compensation changes

32	W&T Offshore	2025 Proxy Statement

in 2023, non-employee director compensation annual cash retainer compensation was decreased from $110,000 to $85,000, and non-employee directors no longer received additional cash compensation for the execution of consents, membership on committees or meeting fees. Additionally, non-employee directors received a greater amount of cash compensation as a chair of a committee ($25,000 for the chair of the Audit Committee and $20,000 for the chair of any other committee) or serving as Presiding Director ($20,000) and the annual equity award of RSUs for each non-employee director was increased from $70,000 to $150,000. These changes, which were introduced in 2023, are now fully reflected in the historical 2024 compensation information presented in this proxy statement.
See “Compensation Discussion and Analysis—Compensation Changes” for additional information regarding our compensation changes.

Annual Non-Employee Director Compensation	Additional Annual Cash Compensation
$25,000 for Audit Committee Chair $20,000 for any other committee Chair $20,000 for Presiding Director
The following table sets forth a summary of the compensation amounts for our non-employee directors for fiscal year 2024, as well as additional material information in connection with such amounts. Note that directors who are also employees of the Company receive no additional compensation for serving as directors or committee members and, accordingly, Mr. Krohn did not receive compensation for his services on the Board. Information regarding his compensation as of December 31, 2024, is set forth in the section titled “Executive Compensation and Related Information—Summary Compensation Table”.
2024 Director Compensation Table
Name	Fees Earned ($)	Stock Awards ($) (1)(2)	Total ($)
Virginia Boulet	105,000	150,001	255,001
John D. Buchanan	72,986	150,001	222,987
Nancy Chang	105,000	150,001	255,001
Daniel O. Conwill IV	105,000	150,001	255,001
B. Frank Stanley	110,000	150,001	260,001

(1)
The amounts reflect the grant date fair value of the RSUs granted to non-employee directors on June 14, 2024, calculated in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”), except that the amounts shown assume that there will be no service-based forfeitures of awards. The discussion of the assumptions used in calculating these values can be found in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC.

(2)
As of December 31, 2024, each director listed had 73,892 unvested RSUs.

Equity awards granted to the Board are issued in the form of RSUs, which are granted pursuant to the W&T Offshore, Inc. 2023 Incentive Compensation Plan (the “Incentive Compensation Plan”). The RSUs vest on the earlier of the first anniversary date of the date of grant or the date of the Company’s next annual meeting, so long as such meeting is not less than 50 weeks following the date of the grant, subject to such director’s continuous service through the vesting date.

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Director Stock Ownership Guidelines. Our Board maintains stock ownership and retention guidelines (the “Director Policy”), which apply to each of our non-employee directors. Under the Director Policy, no such director may sell or transfer any shares of Common Stock that such director beneficially owns (e.g., by a spouse or other immediate family member residing in the same household or a trust for the benefit of the director or his or her family) until he or she beneficially owns a number of shares of Common Stock, having an aggregate value of at least $500,000, which places the retention guidelines in the Director Policy in the upper quartile of the requirements amongst the Company’s peer group. As of December 31, 2024, each of our Board members was in compliance with the Director Policy.
Communications with the Board
At each regular meeting of the Board, the non-employee directors meet in scheduled executive sessions without management. Mr. Buchanan served as Presiding Director of the Board following the 2024 Annual Meeting. Mr. Buchanan is expected to continue serving as Presiding Director for the Board for 2025.
Interested parties who would like to contact the Presiding Director on a confidential basis may do so by sending an email to Presiding_Director@wtoffshore.com or by mailing a written communication to Presiding Director, W&T Offshore, Inc., 5718 Westheimer Road, Suite 700, Houston, TX 77057.

34	W&T Offshore	2025 Proxy Statement

Corporate
Responsibility
Our 2023 ESG Report
In 2024, we released our fourth annual Corporate Environmental, Social, and Governance Report (“2023 ESG Report”) which can be found under the “Corporate Responsibility” tab of the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it. Our 2023 ESG Report provides detailed information about W&T Offshore, Inc.’s ESG initiatives and related key performance indicators, including information concerning our Safety and Environmental Management Systems. The information on our website, including our 2023 ESG Report, is not incorporated into, and does not form part of, this proxy statement.
The 2023 ESG Report covers the three-year period of January 1, 2021, through December 31, 2023, unless otherwise noted. In the creation of our 2023 ESG Report, we consulted the Sustainability Accounting Standards Board’s Oil and Gas Exploration and Production Sustainability Accounting Standard, the recommendations of the Task Force on Climate-related Financial Disclosures, the Sustainability Development Goals promulgated by the United Nations and other reporting guidance from industry frameworks and standards.
Oversight of ESG Issues
The Company recognizes that a significant concern of many shareholders of publicly traded companies is a commitment by boards of directors to addressing oversight of ESG-related issues. The Board of Directors has assigned oversight of ESG-related matters to the ESG Committee of the Board of Directors, comprised of Messrs. Conwill and Stanley, Ms. Boulet and Dr. Chang. The ESG Committee assists senior management in setting the Company’s general strategy relating to ESG matters and in developing, implementing and monitoring initiatives and policies based on that strategy.
In addition to the work of the ESG Committee, the Board of Directors has a long-standing practice of reviewing certain ESG-related issues that are critical to fulfilling the Company’s environmental responsibilities and to the safety and well-being of our employees at each quarterly meeting of the Board. Those matters include the number and extent of any oil spills from the platforms we operate in the Gulf of America and the number and extent of any injuries that our employees or employees of our contractors suffer while working on our platforms. The Board not only discusses such accidents or incidents, but also reviews the Company’s environmental and safety performances versus the average performances of our competitors in the Gulf of America. Also, on a quarterly basis, the Board discusses with the appropriate officers of the Company any issues that have arisen in the course of the quarter involving the Company’s obligations under all other governmental laws and regulations involving the Company’s operations in the Gulf of America.

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ESG Task Force
To assist in the implementation of the ESG Committee’s ESG objectives, we have also established a managerial ESG Task Force composed of cross-functional management-level employees, with a goal of mitigating risks while benefiting our shareholders and the regions where we operate. These employees represent multiple business units and corporate functions, including:
Operations	Human Resources
HSE&R	Finance
Legal
This task force is responsible for overseeing and managing our ESG reporting initiatives and suggesting areas of focus to our executive management. Executive management in turn reports on those activities to the ESG Committee and the Board of Directors.
Shareholder Engagement and Company Responses
The Board of Directors believes that an active conversation with its largest shareholders is essential to effective corporate governance. Every year, in an effort to facilitate that conversation, the Board of Directors reaches out to the Company’s largest shareholders to solicit feedback regarding matters that are important to shareholders, including matters such as governance policies, board structure, executive compensation, ESG issues, and such other matters as shareholders may want to discuss.

Engagement with Stockholders

- Management determines the 25 largest Company shareholders and such other shareholders as have expressed an interest in discussing matters with the Company.
- Independent directors of the Board meet with the shareholders that have expressed an interest in providing feedback to the Board.
- Independent directors of the Board target discussion based on results from the prior annual meeting.

Report to Board and Management

- Independent Directors report to the remainder of the Board and the management team regarding the feedback from shareholder discussions.
- Management and the Board discuss potential changes to practices to address shareholder concerns.

Maintain Dialogue with Stockholders; Implement Change

- Independent directors and management continue discussions with shareholders leading up to the annual meeting.
- Management works to implement changes to address shareholder comments and concerns.

Annual Meeting

- Shareholders vote on various proxy statement proposals.
- The Board and management review voting results and determine potential Company actions based on the outcome of votes.
- The Board and management develop a plan for further engagement the following year.

36	W&T Offshore	2025 Proxy Statement

In 2024, the Board continued its efforts to be more involved in direct communication with larger shareholders of the Company. Accordingly, the independent members of the Board worked with Company’s management to invite representatives of the Company’s 25 largest shareholders (other than Mr. Krohn) to discuss the changes implemented in 2023 and any other issues. We met with all holders who requested a meeting in 2024. The process, feedback and responses we describe below are the result of continued discussions with representatives of each shareholder expressing an interest to engage in an open-ended conversation about the issues highlighted above, in which representatives of the Company (other than the Company’s executive officers, including Mr. Krohn) and each of the independent members of the Board of Directors participated.

Who we contacted	Who responded	Who we met with	Independent director attendance

Of the outstanding voting power of the Company, which includes our 25 largest shareholders (other than Mr. Tracy Krohn)	Of the outstanding voting power of the Company (excluding shares held by Mr. Tracy Krohn)	Of shareholders requesting a meeting	Of our independent directors attended every meeting

2025 Proxy Statement	W&T Offshore	37

As a result of those telephonic discussions with larger shareholder representatives and giving consideration to voting guidelines of proxy advisory firms such as Institutional Shareholder Services and Glass Lewis and voting policies of certain large institutional investors, during 2023, our Board of Directors took the following actions in response, which are fully reflected in 2024:
Category	What We Heard	Our Response
Compensation	Shareholders wanted a closer alignment between executive pay and Company performance and expressed concerns about Mr. Krohn’s base salary relative to peers, the subjectivity of annual bonus determinations and certain elements of Mr. Krohn’s employment agreement, including single trigger change of control provisions and personal use of aircraft.	Adopted a substantial revision to the Company’s compensation practices, including a reduction in cash compensation and shift to focus on a higher percentage of equity-based compensation, among other things. The Company also amended and restated Mr. Krohn’s employment agreement. Our compensation changes in 2023 and their results in 2024 are outlined further in “Compensation Discussion and Analysis—Shareholder Votes on Executive Compensation and Company Responses” and “Compensation Discussion and Analysis—Compensation Changes.”
ESG	Shareholders wanted more focus on ESG matters and the attending risks.	Established ESG committee of the Board of Directors, which assists senior management in setting the Company’s general strategy relating to ESG matters and in developing, implementing and monitoring initiatives and policies based on that strategy. See “—Oversight of ESG Issues” for additional information.
Diversity	Shareholders wanted more experience and diversity of perspective from the Board.	Increased the size, diversity and experience of the Board by adding Dr. Chang, the Chair of the ESG Committee, and Mr. Buchanan, Presiding Director and member of the Audit Committee.
Governance	Shareholders needed additional participation rights consistent with other public companies.
Eliminated supermajority voting requirements for certain fundamental actions, including mergers, sales of substantially all of the assets and limited amendments to the Articles of Incorporation.
Permitted holders of a majority of the Company’s outstanding shares to amend the Bylaws.
Lowered ownership threshold to call a special meeting to 25%.
Provided shareholders the ability to act via written consent.

As a continuation of our shareholder outreach program, in 2024, we reached out to our 25 largest shareholders (other than Mr. Krohn) to discuss executive compensation and any other issues. We met with all of the holders who requested a meeting. Similarly, in 2025 we again reached out to our 25 largest shareholders (other than Mr. Krohn) and have not received requests for discussion from such shareholders as of the date hereof, but we will continue to engage with our largest shareholders through the date of the Annual Meeting.

38	W&T Offshore	2025 Proxy Statement

Human Capital Management
We consider our employees to be our most valuable asset and believe that our success depends on our ability to attract, develop and retain our employees. We strive to provide a work environment that attracts and retains the top talent in the industry, reflects our core values and demonstrates these values to the communities in which we operate.
We recognize that a diverse workforce provides the best opportunity to obtain unique perspectives, experiences and ideas to help our business succeed, and we are committed to providing a diverse and inclusive workplace to attract and retain talented employees. The key to our past and future successes is promoting a workforce culture that embraces integrity, honesty and transparency to those with whom we interact, and fosters a trusting and respectful work environment that embraces changes and moves us forward in an innovative and positive way. Our Code of Business Conduct and Ethics prohibits illegal discrimination or harassment of any kind.
Our policies and practices support diversity of thought, perspective, sexual orientation, gender, gender identity and expression, race, ethnicity, culture and professional experience. From recent graduates to experienced hires, we seek to attract and develop top talent to continue building a unique blend of cultures, backgrounds, skills and beliefs that mirror the world we live in. The tables below present, by category of employee, the gender and ethnicity composition of our employees as of December 31, 2024:
	EEO-1 Category	Female	Male
Gender Diversity	Exec/Sr. Officials & Managers	10%	90%
	First/Mid Officials & Managers	28%	72%
	Professionals	37%	63%
	All Other	6%	94%
	U.S. Ethnicity	Exec/Sr. Officials & Managers	First/Mid Officials & Managers	Professionals	All Other
Racial / Ethnic Diversity	Not Hispanic or Latino
	White	60%	78%	63%	89%
	Black or African American	20%	4%	13%	7%
	Asian	20%	9%	13%	1%
	Two or more races	—	—	—	—
	Hispanic or Latino	—	9%	11%	3%

2025 Proxy Statement	W&T Offshore	39

Security Ownership of Certain
Beneficial Owners and Management
The following table sets forth certain information regarding beneficial ownership of Common Stock as of March 31, 2025, based on the 147,643,470 shares of Common Stock outstanding on that date, of (i) the Company’s named executive officers, directors and director nominees, (ii) all executive officers and directors of the Company as a group, and (iii) each person who beneficially owns more than 5% of the Company’s Common Stock. Unless otherwise indicated, each of the persons below has sole voting and investment power with respect to the shares beneficially owned by such person. To the knowledge of the Company, no person or entity holds more than 5% of the outstanding shares of Common Stock, except as set forth in the following table.
Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Outstanding Common Stock
Five Percent Holders:
Tracy W. Krohn	48,374,443	32.8%
BlackRock, Inc. (2)	8,378,248	5.7%
Directors and Named Executive Officers:
Tracy W. Krohn	48,374,443	32.8%
Virginia Boulet	370,257	*
Daniel O. Conwill IV	73,736	*
B. Frank Stanley	319,733	*
Nancy Chang	38,760	*
John D. Buchanan	—	—
George J. Hittner	132,420	*
William J. Williford	207,169	*
Sameer Parasnis	13,758	*
Jonathan Curth (3)	7,333	*
Directors and Current Executive Officers as a Group (10 persons)	49,562,359	33.6%

*
Less than one percent.

(1)
Under the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if he directly or indirectly has or shares the power to vote or dispose of, or to direct the voting of or disposition of, such shares, whether or not he has any pecuniary interest in such shares, or if he has the power to acquire such power through the exercise of any option, warrant or right, which is presently exercisable or convertible or will be within 60 days of the measurement date.

(2)
The information is based on a Schedule 13G filed with the SEC on January 29, 2024, reporting ownership of shares of Common Stock as of December 31, 2024. Consists of 8,378,248 shares of Common Stock over which BlackRock, Inc. holds sole dispositive power. R. Andrew Dickson, III is the Corporate Secretary of BlackRock, Inc. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(3)
The number of shares reported as beneficially owned by Mr. Curth is as of his May 24, 2024, departure from the Company.

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Section 16(a) of the Exchange Act requires directors, executive officers and persons who beneficially own more than 10 percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports or changes in ownership of such equity securities. Such persons are also required to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that during fiscal year 2024 all of our directors, executive officers and persons who beneficially own more than 10 percent of a registered class of our equity securities complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act, except that one Form 4 filing was filed late in 2024 by George J. Hittner, related to a single transaction.

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Executive
Officers
The following persons serve as our executive officers as of the date of this proxy statement in the indicated positions:
Tracy W. Krohn, 70	Chairman, Chief Executive Officer and President
Mr. Krohn’s biographical information can be found in this proxy statement in the section entitled “Proposal No. 1—Election of Directors” under the subsection “Information About the Nominees.”
Sameer Parasnis, 50	Executive Vice President and Chief Financial Officer
Mr. Parasnis joined the Company in July 2023 as Executive Vice President and Chief Financial Officer. Mr. Parasnis has 25 years of financial and operational experience, of which 20 have been in banking. Mr. Parasnis has advised companies in the oil and gas and energy transition industry on equity capital markets, debt capital markets and strategic M&A. Prior to joining the Company, Mr. Parasnis served as Managing Director of Stifel Financial Corporation’s (“Stifel”) Energy and Natural Resources team in Houston, from August 2016 until May 2019. In July 2019, Mr. Parasnis joined Texas Pacific Land Trust, where he served as Executive Vice President and Chief Commercial Officer until June 2020. In August 2020, Mr. Parasnis rejoined Stifel, serving again as Managing Director of the Energy and Natural Resources team until his departure from Stifel. Mr. Parasnis started his investment banking career at Credit Suisse, where he worked for eight years (inclusive of four years internationally) on several notable domestic and international deals in the oil and gas industry, including initial public offerings, debt high-yield offerings and spinoffs. Mr. Parasnis began his career as a chemical engineer at Reliance Industries Ltd. in 1996 and subsequently transitioned to finance with Citigroup, following his MBA. Mr. Parasnis is a graduate of the Institute of Chemical Technology in Mumbai, India. He also earned a Master of Business Administration from Southern Methodist University and a Master of Finance from the London Business School.
William J. Williford, 52	Executive Vice President and Chief Operating Officer
William J. Williford joined the Company in 2006 and was named Executive Vice President and Chief Operating Officer in March 2022. Since joining the Company in 2006, he has served as Reservoir Engineer, Exploration Project Manager, General Manager Deepwater of Gulf of America, Vice President and General Manager of Gulf of America Shelf and Deepwater, and most recently, Executive Vice President and General Manager of Gulf of America. Mr. Williford has over 25 years of oil and gas technical experience with large independents in the Gulf of America and Domestic Onshore. Prior to joining the Company, Mr. Williford held positions in reservoir, production, operations and strategic planning at Kerr-McGee and Oryx Energy. Mr. Williford earned a Bachelor of Science degree in Petroleum Engineering from Mississippi State University.
Huan Gamblin, 42	Executive Vice President and Chief Technical Officer
Huan Gamblin joined the Company in 2020 and was named Executive Vice President and Chief Technical Officer in March 2025. Since joining the Company in 2020, he has served as Manager of Acquisition and Divesture and, in May 2022, as Vice President of Business Development. Mr. Gamblin has 20 years of domestic and international industry experience. Prior to joining the Company, Mr. Gamblin was the Algeria Reservoir Engineering Manager with Occidental Petroleum (“Occidental”). Before Occidental, Mr. Gamblin held various engineering positions at Anadarko Petroleum’s US Onshore, Gulf of America, and International assets. Mr. Gamblin is a graduate of the University of Texas, where he earned a bachelor’s degree in Petroleum Engineering.

42	W&T Offshore	2025 Proxy Statement

George J. Hittner, 46	Executive Vice President, General Counsel and Corporate Secretary
George J. Hittner joined the Company in September of 2024 as Executive Vice President, General Counsel and Corporate Secretary. Mr. Hittner has over 25 years of legal, corporate and legislative experience in both the public and private sectors. Before founding his own law firm in 2017, Mr. Hittner worked as general counsel, corporate secretary, and senior vice president for governmental relations at American Traffic Solutions (now Verra Mobility Corporation). Mr. Hittner has also worked as a White House appointee at both the U.S. Department of Labor and U.S. Department of Transportation. Earlier in his career, Mr. Hittner worked in the Houston office of Haynes and Boone where his focus was business litigation and employment and labor law. Mr. Hittner received a Bachelor of Science degree from Texas A&M University, a Juris Doctor degree from The University of Texas School of Law, a Master of Public Affairs from The University of Texas Lyndon B. Johnson School of Public Affairs, and a Master of Business Administration from The University of Virginia Darden School of Business.

2025 Proxy Statement	W&T Offshore	43

Equity Compensation
Plan Information
Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth information with respect to the Incentive Compensation Plan available to directors, officers, and employees of the Company in effect as of December 31, 2024.
Plan category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (2)	Weighted-average exercise price of outstanding options, warrants and rights (b) (3)	Number of securities remaining available for future issuance under equity compensation plans, (excluding securities reflected in column (a)) (c) (4)
Equity compensation plans approved by security holders	8,433,842	N/A	4,294,940
Equity compensation plans not approved by security holders	—	—	—
Total	8,443,842	N/A	4,294,940

(1)
On June 16, 2023, the Incentive Compensation Plan was approved by the Company’s shareholders. The Company no longer grants awards pursuant to the 2004 W&T Offshore, Inc. Amended and Restated Compensation Plan, as amended from time to time, (the “Prior Incentive Plan”).

(2)
Represents the number of underlying shares of Common Stock associated with the RSUs and PSUs (assuming the maximum number of PSUs will be earned). Consists of (i) 5,496,240 RSUs and PSUs granted under the Incentive Compensation Plan, and (ii) 2,937,602 RSUs and PSUs granted under the Prior Incentive Plan.

(3)
The securities granted under the Incentive Compensation Plan and the Prior Incentive Plan are RSUs and PSUs, which do not have an exercise price.

(4)
Represents the number of shares of Common Stock available for issuance under the Incentive Compensation Plan, excluding the applicable amounts in column (a).

44	W&T Offshore	2025 Proxy Statement

Compensation Discussion
and Analysis

CD&A Contents
Introduction
This Compensation Discussion and Analysis provides a general description of our compensation program and specific information about its various components, which are largely base salaries, short- and long-term incentive, retirement plans and health and welfare benefits. This Compensation Discussion and Analysis also provides information about the following individuals who are our “Named Executive Officers” or “NEOs” (each a “Named Executive Officer” or “NEO”) for fiscal year 2024, identified in our Summary Compensation Table provided below:

Tracy W. Krohn, 70 Chairman, Chief Executive Officer and President	Sameer Parasnis, 50 Executive Vice President and Chief Financial Officer	William J. Williford, 51 Executive Vice President and Chief Operating Officer	George J. Hittner, 46 Executive Vice President, General Counsel and Corporate Secretary

2025 Proxy Statement	W&T Offshore	45

Compensation Philosophy and Objectives
Our compensation program for Named Executive Officers is designed to reward superior job performance and individual initiative to help increase our profitability, oil and gas reserves, production rates, Adjusted EBITDA, and Adjusted EBITDA Margin, and to appropriately manage lease operating expenses (“LOE”) and general and administrative (“G&A”) expense and various other key operational and ESG metrics. Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. Please see Annex A to this proxy statement for definitions of, and additional information about, non-GAAP financial measures.

Primary Compensation Objectives for the Named Executive Officers
1	Attract & Retain	We seek to attract and retain the best possible executive talent.
2	Motivate Performance	We seek to stimulate their efforts on our behalf in a way that supports our financial performance objectives and business strategy.
3	Align with Objectives	We seek to align their incentives with enhancement of long-term shareholder value.
To achieve these objectives, the Compensation Committee, as set forth under its charter, sets the compensation of our Chief Executive Officer, reviews and approves with the Chief Executive Officer the evaluation process and the compensation of our other Named Executive Officers, and evaluates the performance of the Company’s executive officers and senior management. The Compensation Committee has approved metrics by which each Named Executive Officer’s cash incentives and stock-related incentives will be awarded through our Incentive Compensation Plan.

The Compensation Committee has historically applied the following compensation strategies in connection with its deliberations:

To compensate the Named Executive Officers so that their aggregate compensation compares favorably with the total compensation of executives at peer group companies as well as companies with similar areas of operations and/or revenues in the oil and gas industry.

To provide a significant component of the total target compensation of the Named Executive Officers in the form of equity-based incentive compensation awarded as a function of our performance in an effort to encourage retention and so that over time our Named Executive Officers have and maintain a meaningful financial interest which is aligned with our shareholders’ interests.

To provide incentive compensation (both short and long-term) awards that are subject to well-defined performance-based targets.

46	W&T Offshore	2025 Proxy Statement

In addition to the primary components of executive compensation described further below, our executive compensation program includes other features that we believe are consistent with strong governance practices, including:
Transparent Compensation Program: We strive to maintain a transparent executive compensation program that is easily understandable both to shareholders and employees

Independent Compensation Consultant: Engagement by the Compensation Committee of an independent compensation consultant to assist with the Compensation Committee’s regular review of our executive compensation program

Award Mix of Long Term Equity Incentives: Long term equity incentive grants include PSUs and RSUs. As of 2023, long term equity incentive grants are granted as a mix of 60% PSUs and 40% RSUs

Business Judgment: In addition to our formulaic incentive programs, we maintain the ability to incentivize and retain our executives in a manner that reflects our strategic environment in real-time conditions, and compensate our executives in a manner meant to strengthen our business goals and align with our peers

Mitigation of Undue Risk: We conduct a risk assessment annually to carefully consider whether any of our compensation programs could lead to excessive or unnecessary risk-taking behavior in our employees

Annual Bonus Metrics: We regularly review annual bonus metrics for our executives to align them with our strategy and our peer group

Significant At-Risk, Variable Compensation Aligned with Company Performance and Shareholder Interests: A significant percentage of target compensation awards are at-risk, variable and performance-based

Multi-Year Equity Vesting: Multiple-year vesting for all executive equity awards, with performance awards based on 3-year TSR and CROCE performance

Stock Ownership Guidelines and Retention Policy: Requires our executives and directors to hold a minimum amount of our Common Stock having a value equal to, for officers, a multiple of their base salary depending on their position and for directors, $500,000

Clawback Policy: All incentive-based compensation awards are subject to recoupment in the event of certain financial restatements
Anti-Hedging Policy: We have a policy that prevents executives and directors from engaging in short-term trading, pledging or hedging transactions involving our Common Stock
Alignment of Executive Incentives: Our executives own a significant stake in the Company (above our peers), encouraging alignment between our strategic objectives and those of our executive management

No Tax Gross-Ups or Excessive Perquisites: We do not provide tax gross-up payments to the NEOs for any reason. We eliminated perquisites related to personal use of the Company chartered aircraft as of the second quarter of fiscal year 2023

No Guaranteed Payments: We do not provide any guaranteed bonus awards to our NEOs
Unvested Dividend Payments: No current dividend payments on unvested equity awards
No Benefits to Former Executives: We do not maintain benefits for former executives, other than our broad-based 401(k) plan
Limited Employment Agreements: We are party to an employment agreement with our founder, largest shareholder and Chief Executive Officer, but all other NEOs are at-will employees

No “Single Trigger” Executive Employment Agreements or Equity Awards: The employment agreement with our Chief Executive Officer no longer provides for a “single trigger” payout in the event of a change in control. In addition, beginning in 2023, equity awards granted to employees and non-employee directors do not include any “single trigger” benefits that vest upon a change of control

No Excess Benefit Plans: We do not maintain pension, supplemental executive retirement plans or other excessive benefit plans for executives

2025 Proxy Statement	W&T Offshore	47

Shareholder Votes on Executive Compensation and Company Responses
The Board believes it is advisable and in the best interest of the Company and its shareholders to hold an advisory vote on executive compensation on an annual basis. In 2024, the Company held a shareholder advisory vote on the compensation paid to our Named Executive Officers in 2023, which resulted in approximately 91.56% of votes cast approving such compensation. The Company is holding another vote in connection with the Annual Meeting.
Following a disappointing advisory vote in 2022, the Compensation Committee considered many factors in evaluating our executive compensation programs as discussed in this Compensation Discussion and Analysis, including the Compensation Committee’s assessment of the interaction of our compensation programs with our corporate business objectives and review of data of our peer group, each of which is evaluated in the context of the Compensation Committee’s duty to act as the directors determined to be in all shareholders’ best interests. In 2023, the Company reached out to its 25 largest shareholders for feedback regarding its compensation practices, and based on the conversations we had with some of our larger shareholders’ representatives and after a review of the policies of proxy advisory firms such as Institutional Shareholder Services and Glass Lewis, we made significant changes to our compensation policies and executive compensation program beginning in 2023 to address shareholders’ expressed concerns. These changes are in full effect in 2024 and are as follows:
Reduced cash compensation for NEOs and shifted to higher percentage of equity-based compensation
Equity grants awarded with 60% PSUs and 40% RSUs
Amended Mr. Krohn’s employment agreement to remove single trigger change in control payment, among other things
Eliminated individual multiplier for target cash bonuses for NEOs
Limited maximum annual bonus to 200% of target for NEOs
Reduced CEO annual base salary from $1,150,000 to $800,000 and increased equity-based compensation target from 275% to 400% of base salary
Eliminated perquisite compensation related to Mr. Krohn’s personal aircraft use effective in the second quarter of 2023
Eliminated single trigger vesting of equity awards in connection with a change of control
Reduced cash retainer for non-employee directors from $110,000 to $85,000
Eliminated non-employee director compensation for the execution of consents, membership on committees and meeting fees
Increased equity compensation to non-employee directors from $70,000 to $150,000
Paid no special bonuses in 2024

Our shareholders took note of these positive changes, which were effected in early 2023, leading to a significant increase in votes “For” the Company’s compensation program. At the 2023 Annual Meeting, we observed nearly a 25% increase in “For” votes, and at the 2024 Annual Meeting, an additional 20% increase in “For” votes.
As a continuation of our shareholder outreach program, in 2024, we reached out to our 25 largest shareholders (other than Mr. Krohn) to discuss executive compensation and any other issues. We met with all of the holders who requested a meeting. Similarly, in 2025 we again reached out to our 25 largest shareholders (other than Mr. Krohn) and have not received requests for discussion from such shareholders as of the date hereof, but we will continue to engage with our largest shareholders through the date of the Annual Meeting.
The Company intends to make a continued concerted effort to provide our shareholders with additional insight regarding our incentive compensation programs, our peer group analysis, and our general compensation philosophy disclosures within this CD&A. For more detail on shareholder communications and Company responses to certain compensation issues raised in resultant discussions, see “—Compensation Changes”

48	W&T Offshore	2025 Proxy Statement

below, and “Shareholder Engagement and Company Responses” under the “Corporate Responsibility” section of this proxy statement.
Compensation Changes
As referenced above, in 2023 we made substantial changes to our compensation programs based on feedback from our shareholders. We amended and restated Mr. Krohn’s employment agreement and made changes to his cash compensation for 2023, revised the terms of our go-forward grants of equity-based incentive awards, made changes to our cash-based incentive program, including eliminating the individual multiplier for our Named Executive Officers to align closer to our peer group, made changes to our director compensation program to align compensation more closely with Company performance and shareholder goals, revised severance payment arrangements for Named Executive Officers to align more closely with the market approach and adopted a new incentive plan which received shareholder approval. These substantial changes were fully realized in 2024, showcasing our commitment to aligning with shareholder feedback and market standards.
In April 2023 the Company, with Mr. Krohn’s concurrence, amended and restated his employment agreement to provide for: (i) double trigger vesting requirements in the event of a change in control, see “Executive Compensation and Related Information—Potential Payments Upon Termination or a Change in Control”, (ii) a reduction in base salary from $1,150,000 to $800,000 to be more reflective of annual base salary compensation for Chief Executive Officers at members of our peer group and shift more of his total compensation to long-term equity-based compensation (increasing his equity-based compensation target from 275% to 400% of base salary), (iii) removal of an individual multiplier on his annual bonus and revisions to his performance metrics to conform with our peer group with the assistance of Meridian to calibrate the form and amount of executive compensation for his target annual bonus, (iv) payment for personal use of the Company’s corporate aircraft by Mr. Krohn in accordance with the Company’s aircraft use policy starting in the second quarter of 2023, (v) increased non-compete and non-solicitation period, (vi) annual bonus and equity grant eligibility consistent with current market practices and (vii) revised employment terms consistent with current market practices, including an updated definition of “Good Reason,” a formal clawback provision and pre-negotiated form of release.
Since 2023 and continuing into 2024, all equity-based incentive awards for all employees and non-employee directors granted no longer provide for single trigger vesting in the event of a change in control and instead provide for double trigger vesting, see “Executive Compensation and Related Information—Potential Payments Upon Termination or a Change in Control”. The mix of equity-based incentive awards was shifted to 60% PSUs and 40% RSUs.
In 2024, we made further updates to our PSUs. The PSUs granted in 2024 are subject to performance criteria of total shareholder return and relative shareholder return (collectively, the “TSR PSUs”) and cash return on capital employed (the “CROCE PSUs”). The performance period for the measurement of the performance goal began on January 1, 2024 and ends on December 31, 2026. To be eligible to receive the earned PSUs, employees must be employed from the grant date through December 31, 2026. Different levels of achievement across these metrics will affect the percentage of PSUs that the employee receives upon the satisfaction of the service requirement. The TSR PSUs will account for 60% of the target PSUs granted to employees. The TSR PSUs contain both a service condition and a market condition. The CROCE PSUs account for 40% of the target PSUs granted to employees in 2024. The CROCE PSUs contain both a service condition and a performance condition.
For annual target bonuses, the individual performance multiplier was removed for each Named Executive Officer, meaning the maximum annual bonus payout will not exceed 200% of the executive’s target, rather than 380% under the prior formulation.
Consistent with the Company’s goal to eliminate perquisite compensation for personal use of Company aircraft, the Company effected our aircraft use policy on May 14, 2023 which was amended and restated on January 1, 2024 (the “Aircraft Policy”). The Aircraft Policy requires certain costs of executive officers’ personal travel on the Company’s corporate aircraft (including the personal travel of family and guests) to either be paid directly by the executive officer on at least an annual basis or, in certain cases, be paid through reimbursement to the Company, in each case, in accordance with the terms of the Aircraft Policy. Direct payments are due to the air carrier in accordance with the air carrier’s terms.
In our discussions with our larger shareholders, we were told that our compensation system seemed to disproportionally reward our Chief Executive Officer as compared to other members of our management

2025 Proxy Statement	W&T Offshore	49

team. We believe that, with the changes outlined above, the relative difference in compensation between our Chief Executive Officer, on the one hand, and the other members of our management team, on the other hand, have been substantially reduced in 2024 and going forward.
Role of the Compensation Committee, its Consultants and Management
Our Board has entrusted the Compensation Committee to carry out its overall responsibility relating to the compensation of our officers and senior management, including our Named Executive Officers. The Compensation Committee meets outside the presence of all of our executive officers, including our Named Executive Officers, to consider appropriate compensation for our Chief Executive Officer. For all other Named Executive Officers, the Compensation Committee meets outside the presence of all executive officers except our Chief Executive Officer. During 2024, our Chief Executive Officer played an important role in the executive compensation process by overseeing the performance and dynamics of the executive team and generally keeping the Compensation Committee informed. All final approvals regarding our Named Executive Officers’ compensation remain with the Compensation Committee. The Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist in performing its responsibilities. It selects our compensation consultants and other advisors taking into consideration the factors identified by the SEC rules and regulations and the NYSE listing standards, as described in greater detail within the Corporate Governance section of this proxy statement. The Compensation Committee retained Meridian, an independent consulting firm experienced in executive and overall compensation practices and policies, to assist in calibrating the form and amount of executive compensation for the 2024 compensation program by providing market data, and continued to engage Meridian with respect to current 2025 compensation decisions. Prior to the start of the 2024 year, and then throughout the 2024 year, the Compensation Committee consulted with Meridian in order to either set target compensation values, or to receive assistance in evaluating potential Performance Metrics (as defined below) for 2024 compensation awards, as applicable.
Using the independence factors established by the SEC and the NYSE, the Compensation Committee determined that Meridian’s work did not raise any conflicts of interest, and they are considered an independent consulting firm.
The Compensation Committee typically works with our Chief Executive Officer to implement and promote our executive compensation strategy. The most significant aspects of management’s involvement in this process are:
•
preparing meeting agendas and materials in advance of Compensation Committee meetings for review by the Compensation Committee members;

•
evaluating employee performance (other than the Chief Executive Officer);

•
meeting with compensation consultants, legal counsel or other advisors as directed by the Compensation Committee;

•
recommending our business goals, subject to approval by the Compensation Committee;

•
providing background information regarding our business goals; and

•
recommending the compensation arrangements and components for our employees, including Named Executive Officers (other than the Chief Executive Officer).

The Compensation Committee, together with the assistance and recommendation of our Chief Executive Officer, compensation consultants and any legal counsel or other advisors deemed appropriate by the Compensation Committee, typically reviews and discusses each particular executive compensation component presented and approves the compensation of the Named Executive Officers other than our Chief Executive Officer. In the case of our Chief Executive Officer, the Compensation Committee reviews and discusses each compensation component, together with compensation consultants and any legal counsel, other advisors or members of management deemed appropriate by the Compensation Committee. The Compensation Committee considers the statistical comparisons to our peer group as provided by the compensation consultant as only one factor in setting compensation of our Named Executive Officers, as actual compensation decisions are the result of the Compensation Committee’s subjective analysis of a number of factors. Following this review, the Compensation Committee, meeting without management in attendance, sets the annual base salary and other compensation of our Chief Executive Officer.

50	W&T Offshore	2025 Proxy Statement

Market Analysis
When making compensation decisions, the Compensation Committee typically considers comparative compensation information of select peer and industry companies as one reference point in its review and approval of compensation for our Named Executive Officers. This review is done with respect to both the structure of our executive compensation program as well as the targeted amount of compensation.
The Compensation Committee retained Meridian to act as an independent compensation consultant to provide competitive executive compensation analysis and establish the 2024 compensation programs. Meridian provided the Compensation Committee with a competitive compensation analysis based on publicly available information for a select group of peer companies approved by the Compensation Committee. The peer companies chosen included E&P companies with similar offshore operations to the Company or E&P companies of comparable size to the Company and considered which companies that we regularly compete with for executive and management talent. The list of peers that were identified for purposes of analyzing our 2024 executive compensation program were originally set as follows:

• Amplify Energy Corporation	• Ring Energy, Inc.
• Berry Corporation	• Sandridge Energy Inc.
• Diversified Energy Corporation	• SilverBow Resources, Inc.
• Gran Tierra Energy Inc.	• Talos Energy Inc.
• Gulfport Energy Corporation	• VAALCO Energy Inc.
• Kosmos Energy Ltd.	• Vital Energy, Inc.
There were various mergers and acquisitions involving the peer companies above during the 2024 year, but this list is intended to reflect the status of our peer company group at the time that 2024 compensation decisions were originally determined.
The 2024 peer group was modified from the 2023 peer group as noted below. Companies were added based on the factors noted above and were generally removed as a result of an acquisition or bankruptcy.
Removed	Added
• Centennial Resource Development, Inc.	• Amplify Energy Corporation
• Earthstone Energy, Inc.	• Diversified Energy Corporation
• Northern Oil and Gas, Inc.	• Sandridge Energy Inc.
• Ranger Oil Corporation	• VAALCO Energy Inc.
The Compensation Committee examined data at the 25th, 50th and 75th percentiles for each executive position and for each pay component. Using this market data, the Compensation Committee set total compensation within the competitive market range for peers, while also recognizing that compensation for any specific employee is not purely a mechanical equation.
The statistical competitive compensation information is just one of the inputs used in setting executive compensation, as the Compensation Committee has discretion in determining the nature and extent of its use. When exercising its discretion, the Compensation Committee may consider factors such as the nature of an officer’s duties and responsibilities as compared to the corresponding position in the survey and peer group. For example, Mr. Krohn, as the Company’s founder and as the Company’s largest shareholder, provides additional services and benefits to the Company that a traditional chief executive officer at one of the Company’s peers may not, including providing a line of credit to the Company when commercial banks withdrew from the Gulf of America oil and gas market. The experience and value the officer brings to the role, the officer’s performance results, demonstrated success in meeting key financial and other business objectives and the amount of the officer’s pay relative to the pay of his or her peers within our Company are also important factors that the Compensation Committee considers.

2025 Proxy Statement	W&T Offshore	51

The table below presents a comparative analysis of key financial and operational metrics for the 2024 peer group, highlighting both areas of alignment and distinctions that may influence direct compensation comparisons:
Company	Ticker	Market Capitalization (1)	Enterprise Value (1)	Revenue (2)	Employees (3)	2024 MBoe/d	Uses WTI as a Peer
Amplify Energy Corporation	AMPY	$238.6	$364.2	$294.7	214	19.5	✓
Berry Corporation	BRY	317.8	740.1	783.8	1,282	25.39	X
Diversified Energy Corporation	DEC	863.1	2,553.5	758.8	1,603	131.87	✓
Gran Tierra Energy Inc.	GTE	260.2	740.4	621.8	351	27.89	✓
Gulfport Energy Corporation	GPOR	3,265.5	4,009.0	909.2	226	175.69	X
Kosmos Energy Ltd.	KOS	1,613.9	4,275.9	1,675.6	243	66.48	X
Ring Energy, Inc.	REI	269.5	666.0	350.2	108	19.65	✓
Sandridge Energy Inc.	SD	435.1	343.1	125.3	102	16.55	N/A
SilverBow Resources, Inc. (4)	SBOW	N/A	N/A	652.4	134	N/A	N/A
Talos Energy Inc.	TALO	1,747.4	3,195.7	1,972.2	600	92.60	✓
VAALCO Energy Inc.	EGY	453.4	450.1	478.9	189	19.93	✓
Vital Energy, Inc.	VTLE	1,123.0	3,662.5	1,952.3	326	133.84	X
W&T Offshore	WTI	244.6	512.1	525.3	395	33.29

(1)
As of 12/31/2024

(2)
Based on publicly available information

(3)
Number of worldwide employees

(4)
SilverBow Resources, Inc. was acquired by Crescent Energy Company on July 30, 2024.

Risk Assessment Related to our Compensation Structure
We believe that our executive compensation plans are appropriately structured and are not reasonably likely to result in material risk to W&T Offshore, Inc. We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We set performance goals that we believe are reasonable in light of past performance and market conditions. In addition, compensation that may be paid under our annual cash incentive compensation program is capped at 200% of target. We also believe we have allocated our compensation among base salary and short- and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to our incentive compensation programs, the metrics that determine initial payouts for our employees are Company-wide metrics, and any individual performance adjustments are discretionary and not guaranteed, and we updated our practices as described above to reflect market practice, advice from our compensation consultant, Meridian, and to address comments received from several of our largest shareholders. This is based on our belief that applying Company-wide metrics mitigates risk by encouraging decision-making that is in the best long-term interests of W&T Offshore, Inc. and our shareholders as a whole. We use RSUs rather than stock options for equity awards because RSUs retain value even in a depressed market so that employees are less likely to take unreasonable risks to get, or keep, options “in-the-money.” Finally, the time-based vesting over a multi-year period for our long-term incentive awards ensures that our employees’ interests align with those of our shareholders for the long-term performance of our Company.
Elements and Purpose of Executive Compensation
Our Named Executive Officers’ compensation has historically had three primary components—base salary, annual cash incentive compensation and long-term incentive compensation. Pursuant to the Incentive Compensation Plan, we may grant annual cash incentive awards (the “Cash Incentive Awards”), stock-based awards or a combination of both. Each component of the compensation program is designed to serve a particular purpose, as set forth in the figure below:

52	W&T Offshore	2025 Proxy Statement

Base Salary	Annual Cash Incentive Compensation	Long-Term Incentive Compensation
Base salary is primarily designed to reward current and past performance and may be adjusted from time to time to realign salaries with market levels.	Annual cash incentive awards are granted to incentivize our Named Executive Officers largely to assist us in achieving our annual performance goals, as well as, to a lesser degree, to achieve their individual performance goals.
The long-term incentive award is designed with two main goals in mind:

•
To align the interests of Named Executive Officers and shareholders by creating a mechanism through which the executives are reasonably likely to build a substantial equity oriented financial interest in the Company;

•
Retention; and

•
To reward Named Executive Officers for long-term Company performance.

With respect to our equity-based compensation awards, the Compensation Committee believes that by personally owning a significant equity interest in the Company, the executives’ interests are better aligned with the shareholders’. In designing our 2024 long-term incentive compensation plan, the Compensation Committee took note of the fact that the Chief Executive Officer owns a significant equity interest in the Company. Accordingly, in the judgment of the Compensation Committee there is a strong alignment between the most senior officer’s interests and those of the shareholders regarding the Company’s pursuit of development of projects with appropriate long-term risk/reward and high potential for long-term value creation for the shareholders.
In addition, there is a retention element in the design of our 2024 program because the long-term awards vest over a three-year period. A portion of the long-term awards granted in each year are subject to performance criteria. The targets for such criteria are based on three-year relative TSR and absolute TSR and a CROCE. The TSR will account for 60% of the long-term awards granted in each year that are subject to performance criteria and the CROCE will account for the remaining 40% of the long-term awards that are subject to performance criteria. The remaining long-term awards are subject to service-based vesting over a three-year period. The Compensation Committee believes that the blend of TSR, CROCE performance-based long-term awards and long-term awards with a service-based vesting period strike an appropriate balance between incentivizing long-term performance by the Company and allowing executives to personally obtain a meaningful equity interest in the Company, thereby helping to align the executives’ interest with those of the Company’s shareholders.

2025 Proxy Statement	W&T Offshore	53

In addition, our Named Executive Officers participate in the benefit plans and programs that are generally available to all employees of the Company and receive perquisites and other personal benefits, all of which are intended to be part of a competitive overall compensation program.
Base Salary
The base salary of each Named Executive Officer is reviewed annually by the Compensation Committee. Please see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards.” Increases to the Chief Executive Officer’s salary are established by the Compensation Committee (and ratified by the Board), and for our other Named Executive Officers, our Chief Executive Officer recommends salary increases, which are reviewed and approved by the Compensation Committee.
Base salaries for our Named Executive Officers are established based on their role within the Company and the scope of their responsibilities, taking into account the market compensation paid by the peer group and survey companies described above. Their base salaries are adjusted from time to time to realign salaries with those market levels after taking into account changes in individual responsibilities, performance, experience

54	W&T Offshore	2025 Proxy Statement

and/or cost of living. Base salaries are designed to provide our Named Executive Officers with steady income during the course of the fiscal year that is not contingent on short-term variations in our corporate performance.
The base salary amounts for each of the Named Executive Officers for the years 2024 and 2023 were as follows:
Named Executive Officer (1)	2024 Base Salary ($)	2023 Base Salary ($)
Tracy W. Krohn	800,000	800,000
Sameer Parasnis	450,000	450,000
William J. Williford	450,000	450,000
George J. Hittner	425,000	—
Jonathan Curth (2)	425,000	425,000

(1)
The amounts presented in this table reflect the annualized base salaries for the Named Executive Officers, assuming full-year employment in their respective roles for the year ending December 31, 2024 and 2023.

(2)
Mr. Curth departed from the Company on May 24, 2024.

For 2024, the primary factor in determining the amount of the base salaries was the Compensation Committee’s subjective assessment of individual performance of each of our Named Executive Officers. The Compensation Committee also reviewed the comparative compensation data discussed above to assess the reasonableness of the base salary amounts in light of the officer’s duties and responsibilities as compared to similarly situated officers. As a result of this review, the annual base salaries for Mr. Williford and Mr. Parasnis were maintained at $450,000 and Mr. Curth’s base salary was maintained at $425,000.
In 2024, Mr. Krohn’s annual base salary was maintained at $800,000. As part of the evaluation of Mr. Krohn’s 2024 base salary, the Compensation Committee considered the following ways that Mr. Krohn has personally supported the Company, which the Committee believes to provide valuable competitive advantages for the Company:
•
Entities affiliated with and controlled by Mr. Krohn have purchased approximately 5.9 million shares of the Company since 2016;

•
Entities affiliated with and controlled by Mr. Krohn reinvested $21.0 million into purchasing our senior second lien notes due February 2026 when we refinanced our long-term debt in early 2023;

•
Entities affiliated with and controlled by Mr. Krohn committed $14.5 million of equity investment for the $361.4 million drilling joint venture with private equity investors that the Company closed in June 2018; and

•
Calculus Lending, LLC, which is affiliated with and controlled by Mr. Krohn, provided a $100 million first priority lien secured revolving facility with a borrowing base of $50 million.

Please see “—Compensation Changes” for a description of additional changes to the compensation structure for our NEOs.
Annual Cash Incentive Compensation
The Cash Incentive Awards for the 2024 year rewarded our Named Executive Officers based on the achievement of very detailed and clear Company objectives (the “Performance Metrics”).

2025 Proxy Statement	W&T Offshore	55

For the Named Executive Officers, the fiscal year 2024 target cash incentive amounts as a percent of base salary were as follows:
Target Cash Incentive Amounts as a Percent of Base Salary (1)

(1)
Mr. Curth departed from the Company on May 24, 2024, so he was not eligible to receive a 2024 Cash Incentive Award.

The 2024 Cash Incentive Award was contingent upon our attainment of the following Performance Metrics.

56	W&T Offshore	2025 Proxy Statement

Performance Metrics for 2024 Cash Incentive Compensation

(1)
Production amounts are based upon production on an MMBoe basis for the 2024 fiscal year, but taking into account the effect of property sales and hurricane downtime, if applicable, as determined by the Compensation Committee. “MMBoe” is defined as one million barrels of oil equivalent.

(2)
The threshold, target and maximum levels for the “Reserves” are based upon ending reserves on an MMBoe basis for the 2024 fiscal year, taking into consideration the effect of property sales, if applicable, as determined by the Compensation Committee.

(3)
The threshold, target and maximum levels for the LOE and G&A are determined on a gross basis in millions (excluding hurricane expenses, insurance credits for such expenses and/or other extraordinary events).

2025 Proxy Statement	W&T Offshore	57

(4)
ESG Score will be measured in points, as described in the following table using the defined terms below:

ESG Score Calculation Details Combined ESG Score: 0 To 12 Points
Total Recordable Incident Rate (“TRIR”): Total Number of Recordable Cases (occupational injury requiring medical treatment) multiplied by 200,000 divided by total hours worked by all employees during the year covered.
Spill Ratio: Barrels spilled / millions of barrels produced.
INC to Component Ratio: Number of Incidents of Non-Compliance (“INCs”) divided by number of components inspected by the Bureau of Safety and Environmental Enforcement.
Employee Development Training Courses (per Employee): The minimum number of Company-sponsored employee development training courses (as specified by the Company for the calculation of this performance metric) per employee, completed by at least 75% of active employees during the performance period to achieve the specified level.

(5)
Cost Control on Capex Spent on Wells and P&A Projects. Actual capex and P&A costs divided by pre-drill/authorization for expenditure (“AFE”) estimates (based on drilling JV, Budget and/or AFEs) for all capex required to drill, complete and hookup new wells and other capex and P&A expense that individually contribute 5% or more to the total capex and P&A costs for 2024. Metric will be weighted on project by project basis (25%) and cumulative basis, adjusted for timing and other changes to the capex and P&A program (75%).

(6)
The revenue used to determine the Adjusted EBITDA Margin Percentage was adjusted to take into account the effect of hurricane downtime. Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. Please see Annex A.

(7)
Strategic Goals and Priorities: Evaluation of whether the Company has met expectations for important, broad-ranging strategic, operational and financial goals and other priorities for the year, which may also include individual performance.

The Cash Incentive Awards are designed to align with metrics that we believe directly impact the Company’s operational performance and profitability, help the Company achieve its long-term strategic objectives (for example, the reduction of Net Debt in recent years) and unlock potential shareholder value. We strive thereby to increase accountability at the project level, significantly emphasize the importance of safe operations and create more individual reward potential for employees to encourage entrepreneurial and results-driven thinking and behavior (as opposed to a purely mechanical approach). However, appropriately setting compensation metrics, goals and objectives in the oil and gas exploration industry, in the view of the Compensation Committee, presents certain unusual challenges because the operational and financial results of the Company are heavily influenced by changes in commodity prices over which the Named Executive Officers have no direct influence. The Compensation Committee, accordingly, seeks to establish Performance

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Metrics that strike a balance between components that will have a direct impact on the Company’s performance while also not being completely dependent on commodity prices. The Compensation Committee reviews the targets utilized to incentivize management annually, with references to forecasts and other financial and operation data. The Performance Metrics applicable to the 2024 Cash Incentive Award, the Compensation Committee’s considerations for management’s targets and actual 2024 results for each Performance Metric are as follows:
ESTABLISHING 2024 PERFORMANCE METRICS

Production
The Compensation Committee set the target for production for 2024 at 12.9 MMBoe, which was slightly higher than the Company’s actual performance for 2023, which was 12.7 MMBoe. The production target was consistent with the Company’s updated guidance for 2024, which represented a moderate increase from prior-year performance. The Compensation Committee believes that the target was appropriately rigorous because the Company successfully navigated operational hurdles in 2023, including planned downtime in the Mobil Bay area and such raised target would encourage continued operational efficiency and growth. In 2024, the Company was above its threshold objective but below the target objective for Production, at 12.2 MMBoe.

Proved Reserves
The Compensation Committee set the target for proved reserves for 2024 at the end of the year at 110.1 MMBoe, which was slightly lower than the Company’s proved reserves at the end of 2023 of 123.0 MMBoe. In establishing this target, the Compensation Committee recognized that commodity prices in 2024 were expected to experience a downturn, which would have a negative impact on the Company’s proved reserves at the end of 2024 outside of management’s control. The Compensation Committee, therefore, felt that a slightly reduced proved reserves target from year end 2024 would adequately incentivize management to increase proved reserves while not punishing the management team for the unexpected downturn in commodity price environment. In 2024, the Company was at its maximum objective for Proved Reserves, at 127.0 MMBoe.

LOE and G&A
The Compensation Committee set the target for LOE and G&A for 2024 at a total of $373.0 million in expense. In 2023, the Company’s performance was $333.2 million in expense. In setting the target for 2024, the Compensation Committee recognized the increased expenses associated with the Company’s acquisitions in September 2023 and January 2024 of certain leases, wells and related assets in the Gulf of America. The Compensation Committee determined that the total expense appropriately incentivized management to control LOE and G&A costs while accounting for the additional acquisition-related expenses. The Company was above the target objective but below the maximum objective LOE & G&A, at $353.7 million.

ESG Score
The Compensation Committee set the target for ESG Score for 2024 at 8.0 points, which was below the Company’s actual performance for 2023 at 11.3 points and consistent with the Company’s target performance for 2023. Although the target score for 2024 was below the Company’s actual performance for 2023, the Compensation Committee believes that the targets were sufficiently rigorous, as the underlying ESG score calculation details were consistent with prior year targets that the Committee believes place the Company among the industry’s best performers on the applicable metrics already. The Compensation Committee believes that the targets adequately challenge management to continue the Company’s goal of furthering ESG initiatives. The Company was above its target objective for ESG Score, at 12.

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Cost Control
The Compensation Committee set the target for cost controls for 2024 at 100%, which was an improvement from the Company’s actual performance for 2024 at 101.2%. The Compensation Committee believes that 100% cost control is a rigorous target for management to meet, as it requires that material actual capital expenditures remain consistent with the cost estimates at the time work is budgeted and commissioned. This incentivizes management to control its costs at an operational level, thereby helping the Company meet its larger budgeting and expense goals. The 2024 target was consistent with the prior year’s target of 100%. In 2024, the Company was near its target objective for Cost Control measures, at 101.0%.

Adjusted EBITDA Margin
The Compensation Committee set the target for 2024 Adjusted EBITDA Margin at 29.0%, which was below the Company’s prior year performance of 34.4%. The Compensation Committee believed that the Adjusted EBITDA Margin in 2023 reflected commodity prices that were unlikely to continue during 2024. Taking into account the projected energy prices going forward, the target for 2024 was set at a meaningful goal, the obtaining of which is in the shareholders’ best interest. The Compensation Committee believes that rigidly retaining an Adjusted EBITDA Margin target set for a prior year during periods of substantially higher commodity prices could act as a significant management disincentive. Conversely, an Adjusted EBITDA Margin target may be set significantly higher than the prior year in light of commodity price increases which in the context of many other businesses would represent an unrealistic increase in a fundamental financial metric. For the 2024 year, the Compensation Committee believed that a lower Adjusted EBITDA Margin would still appropriately incentivize management performance given the context of a lower expected commodity price environment during 2024. In 2024, the Company was above its threshold objective but below its target objective for Adjusted EBITDA Margin, at 28.9%.

Strategic Goals and Priorities
The Compensation Committee established the Performance Metric, Strategic Goals and Priorities to incentivize the management team to achieve certain objectives that would not traditionally appear in the financial statements or operational results of the Company. Considerations for the achievement of Strategic Goals and Priorities for 2024 included, but were not limited to, (i) the Company’s refinancing of its Senior Second Lien Notes due November 2026 with new Senior Second Lien Notes due 2029, (ii) the termination of the Company’s Sixth Amended and Restated Credit Agreement and entry into a new Credit Agreement with initial bank lending commitments of $50.0 million with a letter of credit sublimit of $10.0 million and (iii) the successful completion of accretive acquisitions. The Company met its target objective for the achievement of strategic goals and priorities, as the Senior Second Lien Notes due November 2026 was refinanced in January 2025, and the Company successfully completed acquisitions in January of 2024. In June and December of 2024, the Company entered into purchase and sale agreements for two additional acquisitions.

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The Performance Metrics are also designed to incentivize and encourage the achievement of long-term strategic objectives that, while not specifically accounted for as Performance Metrics, are vital to the Company’s long-term performance. For example, the Company has viewed the reduction of Net Debt to be important to further strengthening the Company’s balance sheet, and existing shareholders and potential investors regularly communicated to the Company in recent years that the looming maturity of the Company’s $552.5 million of Senior Second Lien Notes due November 2026 was viewed to be one of the most significant near-term risks of the Company and a substantial limiting factor for the Company’s total shareholder return performance. As a result, Performance Metrics that support the reduction in Net Debt, such as meeting or exceeding Target production, reserves, Adjusted EBITDA Margin and cost control goals, are integral to the Company’s compensation program. In 2023, the Company also added a category for Strategic Goals and Priorities to the Performance Metrics, and the accomplishment of the refinancing of the Company’s Senior Second Lien Notes due November 2026 with $350 million of Senior Second Lien Notes due 2029 was material in evaluating management’s performance under that Performance Metric.
Attaining or exceeding the Performance Metrics is not assured and requires significant effort by our Named Executive Officers and other employees. Where the actual performance achieved is between threshold, target and maximum objectives, the Company interpolates (using straight-line interpolation) the Award Percentage for any given Performance Metric.
After reviewing the Performance Metrics and the Company’s actual 2024 performance, the Compensation Committee determined to cut back the achieved 128.0% target cash incentive, adjusting it so that our Named Executive Officers would receive 95% of that 128.0% (121.6%) target cash incentive.
The following chart presents information about the 2024 Cash Incentive Awards earned by each of our eligible Named Executive Officers with respect to the actual performance for the year 2024.
Named Executive Officer	2024 Target Cash Incentive Amounts as a % of Base Salary	2024 Compensation Committee Cut Back %	Actual % of Target Cash Incentive Eligible	2024 Realized Comp ($)	Cash Incentive Amount Earned ($)
Tracy W. Krohn	100.0%	95.0%	128.0%	800,000	972,800
Sameer Parasnis	85.0%	95.0%	128.0%	450,000	465,120
William J. Williford	85.0%	95.0%	128.0%	450,000	465,120
George J. Hittner (1)	85.0%	95.0%	128.0%	142,055	146,828

(1)
Mr. Hittner’s 2024 Cash Incentive Award was pro-rated based on his employment start date of September 1, 2024.

Long-Term Equity Incentive Compensation
We granted service-based RSU and PSU awards to each of the Named Executive Officers during 2024, with a target mix of 60% PSUs and 40% RSUs. The performance targets for the PSUs are based on a three-year relative TSR and absolute TSR and CROCE. The TSR PSUs account for 60% of the PSUs, while the CROCE PSUs account for 40% of the PSUs.
Total long-term equity award values were determined based upon a percentage of the Named Executive Officer’s base salary for the year, set forth in the figure below. The split between the service-based RSUs and the PSUs (at target), as a percentage of salary, are also set forth below for each Named Executive Officer:

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Aggregate Long-Term Incentive Awards
(as a % of Base Salary) (1)

(1)
Mr. Curth departed from the Company on May 24, 2024, so he was not eligible to receive any long-term incentive awards.

The result is that cash compensation is only a small portion of the total compensation of our Named Executive Officers, with the majority of their compensation being non-cash. The figure below shows the percentage of cash compensation to total compensation for each of our Named Executive Officers.
Percentage of Cash Compensation in Comparison to Total Compensation
The service-based RSU awards vest in equal installments on each of the first three anniversaries of the vesting commencement date, subject to the Named Executive Officers’ continued employment through each applicable vesting date. The PSU awards vest pursuant to a three-year performance period that began on January 1, 2024 and ends on December 31, 2026. The TSR PSUs account for 60% of the PSUs granted to employees. The TSR PSUs contain both a service condition and a market condition based on the satisfaction of our relative TSR ranking to a predetermined set of peers generally from the beginning of the first calendar year during which the award is granted through the end of the third calendar year, as further described below. The PSU awards are also subject to service-based vesting requirement through the end of the third calendar year following the year of the grant.
The CROCE PSUs account for 40% of the target PSUs granted to employees in 2024. The CROCE PSUs contain both a service condition and a performance condition. The CROCE PSUs are determined based on the Company’s annual CROCE average from the beginning of the first calendar year during which the award is granted through the end of the third calendar year. The number of CROCE PSUs awarded is calculated based on the Company’s CROCE performance, with higher performance levels resulting in a greater percentage of CROCE PSUs being earned.

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The TSR for the Company and each member of the peer group will generally be calculated as follows: (X + Y)/Z, where “X” equals the difference in the volume-weighted average closing price (“VWAP”) of the Company’s securities for the 20 consecutive trading days prior to the end of the performance period, minus the VWAP of that Company’s securities for the 20 consecutive trading days at the beginning of the performance period; “Y” means the cumulative amount of dividends and distributions (whether in the form of cash or equity) paid in respect of the Company’s securities during the performance period, assuming dividends and distributions on such securities are reinvested in additional shares of the Company’s securities; and “Z” means the VWAP of a company’s securities for the 20 consecutive trading days at the beginning of the performance period. Depending on the Company’s ranking within the performance peer group, the TSR PSU award may be earned from 0% to 200% of the target amount of the award, but in no event will the earned award exceed the target amount if the Company’s TSR for the applicable performance period is negative. The amount for the TSR PSU award is earned as follows:
The CROCE for the Company will generally be calculated by dividing the net cash provided by operating activities, excluding changes in working capital, by the average gross debt and book value of stockholders’ equity for each calendar year, with average gross debt and stockholders’ equity being based on the simple average of such values as of the first and last day of the applicable calendar year.
The RSUs and PSUs are settled for participants subject to Section 16(b) of the Exchange Act in the form of shares of Common Stock, however the Compensation Committee has the authority to modify the settlement form of vested RSUs prior to the applicable vesting date. The RSUs and PSUs are settled for participants not subject to Section 16(b) of the Exchange Act in either shares of Common Stock, cash or a combination of Common Stock or cash. Settlement shall occur in each case as soon as administratively practicable but in no event later than March 15 of the calendar year following the year in which all vesting restrictions lapse.
If the performance period had ended on December 31, 2024, none of the awarded PSUs would have been eligible for vesting on December 31, 2026.
Other Compensation and Benefits
All of our Named Executive Officers are eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability, accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as all other employees. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining our Named Executive Officers and other employees.
Perquisites and Other Personal Benefits
We provide our Named Executive Officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key executive positions.
The value of such benefits is a very small percentage of total compensation for all Named Executive Officers with the exception of our Chief Executive Officer. Under an arrangement between the Company and the Chief Executive Officer, which was originally entered into in 2004 and subsequently amended in 2010, Mr. Krohn was previously entitled to the use of Company-chartered aircraft for personal travel for security reasons and to facilitate efficient personal and business travel. In April 2023, we entered into an amended and restated employment agreement with Mr. Krohn which, among other things, eliminated the perquisite compensation

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Mr. Krohn received for use of the aircraft and required payment of personal use of the Company’s corporate aircraft by Mr. Krohn in accordance with the Company’s aircraft use policy starting in the second quarter of fiscal year 2023. Please see “—Compensation Changes” for a description of the changes to Mr. Krohn’s employment agreement.
Summary of 2024 Compensation Outcomes
To assist shareholders in understanding the compensation arrangement for NEOs, we are providing a summary of the following two views of the Compensation for each of our NEOs for 2024:
SEC Compensation	Realized Compensation
The compensation for the 2024 year calculated in accordance with SEC rules and set out in the Summary Compensation Table on page 70 reflects the actual base salary and annual incentive bonus, the grant date fair value of the long-term equity granted in such year and all other compensation, including perquisites, required to be reported.
Thus, SEC compensation includes amounts which the NEOs do not actually receive during such years, such as equity grants that may not vest for several years (or at all). As such, the SEC compensation may differ substantially from the compensation actually realized by our NEOs.

To supplement the SEC-required disclosure, we provide a realized compensation view that is designed to capture the compensation actually received by an NEO in a given year. We calculate realized compensation as the sum of:
(1)
the “Salary”, “Bonus” and “All Other Compensation” columns reported in the Summary Compensation Table; and

(2)
the time-based and performance based awards that vested in each of the applicable years as reported in the “Stock Vested Table for 2024” table on page 74 at a value based upon the closing price on the NYSE on the date of vesting.

Each of our NEO’s realized compensation in 2024 was less than the total compensation reported in the Summary Compensation Table, in alignment with our pay-for performance philosophy and the downward trend in TSR for the Company.

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Compensation Policies
Tax and Accounting Treatment
Section 162(m) of the Internal Revenue Code limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. The Compensation Committee considers the impact of Section 162(m) when making compensation decisions.
We account for stock-based payments in accordance with the requirements of ASC Topic 718, by which compensation cost is based on the fair value of the equity instrument on the date of grant and is recognized over the period during which an employee is required to provide service in exchange for the award. Because we may offer incentive stock options, non-qualified stock options and restricted stock grants, the deductibility of an equity compensation award by us may not always occur at the time the award is otherwise taxable to the employee.
Basis for Allocation among Incentives
Except as described above, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid compensation, between cash and non-cash compensation or among different forms of non-cash compensation. As noted within the introduction of the section above titled “Elements and Purpose of Compensation,” different forms of compensation serve to meet our various compensation goals, from incentivizing to retaining our executives.

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Those goals are best met by analyzing the environment in which we will be operating each year and the changing market analysis of our peer group. The allocation of our compensation items needs to be flexible enough to accommodate changing needs.
Although we have historically granted RSUs pursuant to our equity program, incentive awards under the Incentive Compensation Plan may be granted in any one or a combination of the following awards in the future: (a) incentive stock options, (b) non-qualified stock options, (c) stock appreciation rights, (d) restricted stock, (e) performance shares, (f) RSUs, (g) bonus stock, (h) dividend equivalents, or (i) cash awards.
Adjustment or Recovery of Awards upon Restatement of Company Performance
We adopted a revised clawback policy in 2023 (the “Clawback Policy”) that complies with the NYSE’s new clawback listing standards, Section 10D of the Exchange Act and the rules promulgated thereunder. In the event that we are required to prepare an accounting restatement of our financial statements due to our material noncompliance with any financial reporting requirement under the securities laws, the Clawback Policy requires that covered executives must reimburse us, or forfeit, any excess incentive-based compensation received by such covered executive during the three completed fiscal years immediately preceding the date on which we are required to prepare the restatement. Executives covered by the Clawback Policy include our current and former executive officers, as determined by the Compensation Committee in accordance with Section 10D of the Exchange Act and the NYSE listing standards, and such other senior executives or employees who may from time to time be deemed subject to the Clawback Policy by the Compensation Committee.
Incentive-based compensation subject to the Clawback Policy includes any compensation that is granted, earned or vested based wholly or in part on the attainment of a financial reporting measure. The amount subject to recovery is the excess of the incentive-based compensation received based on the erroneous data over the incentive-based compensation that would have been received had it been based on the restated results, and is computed without regard to any taxes paid. The Clawback Policy only applies to incentive-based compensation received on or after October 2, 2023.
Stock Ownership Guidelines
In April 2023 our Board approved the amendment and restatement of the W&T Offshore, Inc. Stock Ownership and Retention Policy (the “Policy”). The Compensation Committee administers the Policy for employees subject to Section 16 of the Exchange Act, while our Chief Executive Officer administers the Policy for all other eligible employees (as defined herein). During 2024, the Policy was applicable to all employees with a role at or above the director level who were eligible to and actually received equity-based awards pursuant to

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the Incentive Compensation Plan (each, an “eligible employee”). The Policy requires our eligible employees to own and hold a number of shares based on employee title and salary as set forth in the following table:
Chief Executive Officer	Five (5) Times Annual Base Salary
President	Three (3) Times Annual Base Salary
Executive Vice President	Two (2) Times Annual Base Salary
Chief Financial Officer	Two (2) Times Annual Base Salary
Chief Operating Officer	Two (2) Times Annual Base Salary
General Counsel	Two (2) Times Annual Base Salary
Vice President	One (1) Times Annual Base Salary
Director	One half (1/2) of Annual Base Salary
All eligible employees must be compliant with the Policy within the five-year period after becoming subject to the Policy. Until such time as an eligible employee owns the requisite amount of Common Stock, the eligible employee is required to retain all shares of Common Stock that the eligible employee owns or is granted. In addition, any cash amounts (net of taxes) received as payments for equity-based awards, such as RSUs paid out in cash, must be used to purchase shares of Common Stock on the open market. Following the achievement of the amount and subject to any applicable securities laws, the individual may conduct any appropriate transactions with our Common Stock so long as he or she does not fall below the required amount as a result. The Company can grant exceptions to the Policy in the event of certain financial needs and other circumstances.
A hardship exemption may be granted to an eligible employee prior to the time he or she has satisfied the initial ownership requirement. Prior to such time, the Plan Administrator holds the authority to relieve an eligible employee from the Policy upon a determination that the eligible employee has incurred a unique financial or personal situation where the Policy becomes inequitable in light of the eligible employee’s circumstances. The penalty for noncompliance with the Policy may result in the suspension of any future grants or awards to the eligible employee, or the eligible employee’s base salary and compensation may be frozen at current levels until such time as the eligible employee meets the terms of the Policy.

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Anti-Hedging Policy
We have adopted a policy that prohibits directors, executives and other employees from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our Common Stock.
Anti-Pledging Policy
We have adopted a policy that prohibits directors, executives and other employees from pledging the Company’s securities as collateral to secure loans, including holding such securities in a margin account to borrow against the Company’s securities to buy other securities.

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Compensation
Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the Compensation Committee’s review of and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the Compensation Committee.
Mr. Conwill IV (Chair)	Ms. Boulet	Mr. Stanley

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Executive Compensation
and Related Information
2024 Summary Compensation Table
The following table sets forth certain information with respect to the compensation for the fiscal year ended 2024 earned by, awarded to or paid to our Named Executive Officers.
Name	Year	Salary ($) (1)	Special Bonus ($)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($) (5)
Tracy W. Krohn Chairman, Chief Executive Officer and President (Principal Executive Officer)	2024	800,000	—	2,369,397	972,800	29,637	4,171,834
	2023	905,505	—	3,598,400	1,184,828	174,828	5,863,561
	2022	1,150,000	—	6,798,501	3,052,438	1,110,453	12,111,392
Sameer Parasnis Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2024	450,000	—	999,590	465,120	24,731	1,939,441
	2023	225,000	—	740,096	154,258	13,363	1,132,717
	2022	—	—	—	—	—	—
William J. Williford Executive Vice President and Chief Operating Officer	2024	450,000	—	999,590	465,120	21,846	1,936,556
	2023	442,464	—	1,518,075	365,655	19,202	2,345,395
	2022	425,000	—	1,462,029	816,962	18,300	2,722,291
George J. Hittner Executive Vice President, General Counsel and Corporate Secretary	2024	142,055	—	303,193	146,828	8,601	600,677
	2023	—	—	—	—	—	—
	2022	—	—	—	—	—	—
Jonathan Curth Former Executive Vice President, General Counsel and Corporate Secretary	2024	203,912	—	19,019	—	20,908	243,839
	2023	417,464	—	1,433,738	289,000	8,286	2,148,488
	2022	221,496	—	427,203	358,694	6,462	1,013,855

(1)
The amounts reflected in this column include total annual base salary earned for the fiscal year.

(2)
The amounts under the “Stock Awards” column reflect the aggregate grant date fair value of performance-based stock units granted to the NEOs pursuant to the Incentive Compensation Plan, computed in accordance with ASC Topic 718, without regard to any risk of forfeitures. The grant date fair value of performance-based stock units is reported based on the probable outcome of the performance conditions on the date of grant. The discussion of the assumptions used in calculating these values can be found in the Form 10-K in Note 8 to our consolidated financial statements.

If the maximum amount, rather than the target amount, were reported in the table with respect to the PSUs as of December 31, 2024, the total values associated with all 2024 stock award grants, would be as follows: Mr. Krohn, $3,845,584 million; Mr. Parasnis, $1,622,357 million; and Mr. Williford, $1,622,357 million. Mr. Hittner was not granted any PSUs in 2024.

(3)
The amount excludes perquisites and other personal benefits if the total aggregate value (based on aggregate incremental cost to the Company) in a given year did not exceed $10,000.

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(4)
The amounts under “All Other Compensation” for 2024 for each Named Executive Officer relate to Company contributions made into the executives’ 401(k) plan accounts and club membership fees.

(5)
Mr. Curth departed from the Company on May 24, 2024.

2024 Grants of Plan-Based Awards
The following table sets forth information with respect to the equity-based incentive awards under the Incentive Compensation Plan, and the 2024 Cash Incentive Awards. Amounts reflect grant date values, rather than actual values that may be received upon the vesting or settlement of the award.
Named Executive Officer (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Grant (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4)	Grant Date Fair Value of Stock Awards ($) (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Tracy W. Krohn	8/8/2024	400,000	800,000	1,600,000
	8/8/2024				299,066	598,131	1,196,262		1,476,187
	8/8/2024							398,754	893,209
Sameer Parasnis	8/8/2024	96,411	192,822	385,644
	8/8/2024				126,169	252,337	504,674		622,767
	8/8/2024							168,224	376,822
William J. Williford	8/8/2024	191,250	382,500	765,000
	8/8/2024				126,169	252,337	504,674		622,767
	8/8/2024							168,224	376,822
George J. Hittner (6)	9/1/2024							132,399	303,194
Jonathan Curth	—	—	—	—	—	—	—	—	—

(1)
Mr. Curth departed from the Company on May 24, 2024, so he was not eligible to receive any plan-based awards.

(2)
These amounts represent the threshold, target and maximum cash values associated with the grants of our 2024 Cash Incentive Awards.

(3)
These amounts represent the threshold, target and maximum number of PSUs that may become earned pursuant to the PSUs granted to the Named Executive Officers during the 2024 fiscal year. The number of TSR PSUs and CROCE PSUs which ultimately become earned is based on certain performance criteria, as discussed in “Compensation Discussion and Analysis—Elements and Purpose of Executive Compensation—Long-Term Equity Incentive Compensation.” The amounts in the “maximum” column assume the highest level of performance would be achieved with respect to the performance conditions.

(4)
The RSUs vest in equal one-third installments on the anniversary of the grant date in 2025, 2026, and 2027, in each case, subject to continued service and employment through the applicable vesting date.

(5)
These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 assuming no forfeitures. For the PSUs, the amounts shown reflect estimates of the probable outcomes of the performance vesting conditions judged as of the time of issuance. These are the amounts shown in the “Summary Compensation Table”.

(6)
In connection with the commencement of his employment, Mr. Hittner was granted 132,399 RSUs on September 1, 2024. The RSUs shall vest and become exercisable in twelve equal monthly installments, concluding on September 1, 2025, subject to his continued employment through each applicable vesting date.

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Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards
Employment Agreements
The Company is party to an employment agreement with Mr. Krohn which was entered into on November 1, 2010 (the “Prior Agreement”) and was amended and restated on April 20, 2023 (the “A&R Agreement”). The A&R Agreement provides for an initial term of one year that has and will continue automatically for successive one-year periods thereafter unless either party gives written notice of non-renewal (and for automatically for successive one-year periods thereafter unless either party gives written notice of non-renewal (and for Mr. Krohn at least 30 days in advance)). The A&R Agreement provides for a minimum base salary of $800,000 and also entitles Mr. Krohn to participate in the Company’s annual incentive plans and long-term incentive plans as approved from time to time by the Compensation Committee. The Prior Agreement entitled Mr. Krohn to the use of a Company chartered aircraft for personal travel which is further described below under the heading “—Perquisites”, the A&R Agreement eliminated the perquisite compensation Mr. Krohn receives for use of the aircraft and requires payment of personal use of the Company’s corporate aircraft by Mr. Krohn in accordance with the Company’s aircraft use policy starting in the second quarter of fiscal year 2023. Please see “Compensation Discussion and Analysis—Compensation Changes” for a description of the recent changes to Mr. Krohn’s compensation. The potential severance and change of control provisions within Mr. Krohn’s employment agreement are discussed in detail below under the heading “—Potential Payments Upon Termination or a Change in Control.”
Perquisites
Prior to April 20, 2023, for security reasons and to facilitate efficient business travel, the Company and Mr. Krohn had entered into an arrangement under which Mr. Krohn personally purchased an aircraft that he was able to use, and be reimbursed by the Company for, for both business and personal travel (the “Legacy Aircraft Policy”). In addition, the aircraft personally owned by Mr. Krohn could have been chartered by the Company under the Legacy Aircraft Policy. In connection with the Company’s compensation changes, the Legacy Aircraft Policy was terminated as of April 20, 2023, and the Company adopted the Aircraft Policy effective May 14, 2023, which was amended and restated on January 1, 2024. Under the Aircraft Policy, certain costs of executive officers’ personal travel on the Company’s corporate aircraft (including the personal travel of family and guests) are either paid directly by the executive officer on at least an annual basis or, in certain cases, reimbursed to the Company, in each case, in accordance with the Aircraft Policy. Direct payments are due to the air carrier in accordance with the air carrier’s terms. Please see “Compensation Discussion and Analysis—Compensation Changes” for additional information.
Equity Incentive Awards
Please see “Compensation Discussion and Analysis—Elements and Purpose of Executive Compensation— Long-Term Equity Incentive Compensation” for a discussion of the terms of the RSUs. Please see the section titled “Potential Payments Upon Termination or a Change in Control” below for a detailed description of certain terminations of employment or change in control events that could impact the normal vesting schedules for the equity awards.

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Outstanding Equity Awards at December 31, 2024
The following table sets forth information regarding RSUs and PSUs that have not vested for each of the Named Executive Officers outstanding as of December 31, 2024. The 2024 closing stock price used to calculate the values in the table below was $1.66.
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Tracy W. Krohn Chairman, Chief Executive Officer and President	398,754 (1)	661,932	598,131 (5)	992,897
	213,334 (2)	354,134	480,000 (6)	796,800
	83,874 (3)	139,231
Sameer Parasnis Executive Vice President and Chief Financial Officer	168,224 (1)	279,252	252,337 (5)	418,879
	45,370 (2)	75,314	102,082 (6)	169,456
William J. Williford Executive Vice President and Chief Operating Officer	168,224 (1)	279,252	252,337 (5)	418,879
	90,000 (2)	149,400	202,500 (6)	336,150
	18,016 (3)	29,907
George J. Hittner Executive Vice President, General Counsel and Corporate Secretary	99,300 (4)	164,838
Jonathan Curth Former Executive Vice President, General Counsel and Corporate Secretary	—	—	—	—

(1)
These RSUs were granted to Mr. Krohn, Mr. Williford and Mr. Parasnis on August 8, 2024. These RSUs vest in three equal annual installments on the anniversary of the grant date in 2025, 2026, and 2027, subject to continued employment through the applicable vesting date.

(2)
These RSUs were granted to Mr. Krohn and Mr. Williford on June 5, 2023, and to Mr. Parasnis on July 3, 2023. These RSUs vest in two equal annual installments on the anniversary of the grant date in 2025 and 2026, subject to continued employment through the applicable vesting date.

(3)
These RSUs were granted to Mr. Krohn and Mr. Williford on May 26, 2022. These RSUs vested on January 1, 2025.

(4)
The RSUs were granted to Mr. Hittner on September 1, 2024. These RSUs vest in nine equal monthly installments beginning on January 1, 2025.

(5)
These PSUs were granted to Mr. Krohn, Mr. Williford and Mr. Parasnis on August 8, 2024. These PSUs were granted for the performance period commencing on January 1, 2024, and ending on December 31, 2026, subject to continued employment through the same date. The number of shares reported reflects the target payout.

(6)
These PSUs were granted to Mr. Krohn and Mr. Williford on June 5, 2023, and to Mr. Parasnis on July 3, 2023. These PSUs were granted for the performance period commencing on January 1, 2023, and ending on December 31, 2025, subject to continued employment through the same date. The number of shares reported reflects the target payout.

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Stock Vested Table for 2024
The following table sets forth certain information for the fiscal year ended December 31, 2024, concerning the vesting of previously granted shares of RSUs and PSUs for our Named Executive Officers. The value shown is based on the closing price of our Common Stock on the date of vesting. There were no options exercised in 2024.
Named Executive Officer	Vesting Date	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Tracy W. Krohn	1/1/2024	157,737	514,223 (1)
	6/5/2024	106,666	228,265 (2)
Sameer Parasnis	7/3/2024	22,685	51,495 (3)
William J. Williford	1/1/2024	26,080	85,021 (1)
	6/5/2024	45,000	96,300 (2)
George J. Hittner	10/1/2024	11,033	25,597 (4)
	11/1/2024	11,033	23,059 (4)
	12/1/2024	11,033	21,404 (4)
Jonathan Curth (5)	1/1/2024	5,834	19,019 (1)

(1)
Valued at $3.26 per share, which was the closing price on the date of vesting. A portion of the vested shares were used for withholding and payroll taxes, valued on the closing price at the date of vesting.

(2)
Valued at $2.14 per share, which was the closing price on the date of vesting. A portion of the vested shares were used for withholding and payroll taxes, valued on the closing price at the date of vesting.

(3)
Valued at $2.27 per share, which was the closing price on the date of vesting. A portion of the vested shares were used for withholding and payroll taxes, valued on the closing price at the date of vesting.

(4)
Valued at $2.32, $2.09 and $1.94 per share, which was the closing price on 10/1/2024, 11/1/2024 and 12/1/2024, respectively.

(5)
Mr. Curth departed from the Company on May 24, 2024.

Potential Payments Upon Termination or a Change in Control
Mr. Krohn’s Employment Agreement
Pursuant to the terms of the A&R Agreement, if Mr. Krohn is terminated by the Company without Cause (which is generally defined to include Mr. Krohn’s fraud, embezzlement or misappropriation against the Company or our affiliates, any willful failure, neglect, or refusal to perform his duties under the A&R Agreement that results in an injury to the Company or an affiliate, or Mr. Krohn’s plea of guilty to, or his conviction of, a felony), or Mr. Krohn terminates his employment for Good Reason (which is generally defined to include a material breach by the Company of the A&R Agreement or a material adverse change in Mr. Krohn’s title, position or responsibilities and a material reduction of Mr. Krohn’s base salary or target bonus or relocation of his primary work location by more than 30 miles), Mr. Krohn is entitled to receive, subject to his execution and non-revocation of a release of claims: (i) his base salary until his termination date and a severance payment in the amount of 3.0 times his annual base salary that is then in effect; (ii) a pro-rata target annual bonus with respect to the fiscal year Mr. Krohn is terminated, calculated based on the assumed annual bonus payout at target performance, multiplied by a fraction, the numerator of which is the number of days Mr. Krohn was employed by the Company during the fiscal year and the denominator of which is based on the total number of days in such year; (iii) a lump sum payment equal to the difference between the amount Mr. Krohn is required to pay to effect and continue COBRA coverage under the Company’s group health plans for a 24 month period for himself and any covered dependents and the employee contribution amount that active senior employees pay for the same or similar coverage under the Company’s group health plans, determined based on the rates in effect as of the date of his termination of employment; (iv) the restrictions on any outstanding

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restricted stock, RSUs or other equity based incentive awards will lapse and the restricted stock, RSUs or other non-performance based equity based incentive awards will accelerate and fully vest; (v) for any PSU awards for which the applicable performance period has ended but prior to the Service Vesting Date (as defined in the award agreement), the restrictions on an Earned Award (as defined in the award agreement) will lapse and be deemed vested; and (vi) for any PSU awards for which the applicable performance period has not yet ended, the PSUs will accelerate and fully vest based on the Target Award (as defined in the award agreement) (collectively the “Termination Benefits”).
The A&R Agreement provides for certain cut-backs for amounts paid to Mr. Krohn if such a payment would be considered a “parachute payment” pursuant to Section 280G of the Code. If an amount to be paid to Mr. Krohn is considered a parachute payment, then his payments will either be reduced to an amount that is $1.00 less than three times Mr. Krohn’s then annual base salary, or paid in full, whichever produces the better net after-tax position to Mr. Krohn.
The A&R Agreement subjects Mr. Krohn to the following restrictive covenants (i) perpetual confidentiality and (ii) during the 15 months following his termination from employment with the Company, that he will not (A) provide to a third party competitor the same services that he currently provides to the Company in any market area in which the Company has conducted oil and gas exploration and production activities during the last two years of the term of the employment agreement, or (B) solicit or hire Company employees.
NEOs Change in Control Severance Plan
Under the W&T Offshore, Inc. Change in Control Severance Plan (“Severance Plan”), the NEOs other than Mr. Krohn (the “Eligible Executives”) are entitled to certain severance benefits upon the Eligible Executive’s termination by the Company without Cause or resignation by the Eligible Executive for Good Reason (as each term is defined in the Severance Plan). Subject to the execution and non-revocation of a release of claims within 60 days following a qualifying termination within one year of a Change in Control (as defined in the Incentive Compensation Plan), the Eligible Executive is entitled to receive the following: (i) an amount equal to two times the sum of the Eligible Executive’s annual base salary and annual target bonus with payment made in a lump sum as soon as practicable, (ii) any earned but unpaid annual bonus, if any, for the prior calendar preceding the Eligible Executive’s separation date, (iii) a payment equal to the product of (A) the Eligible Executive’s target annual bonus for the calendar year that includes the Eligible Executive’s separation date and (B) a fraction the numerator of which is the number of days prior to the Eligible Executive’s separation date in the calendar year in which the Eligible Executive’s separation date occurs and the denominator of which is the number of days in such year, (iv) subject to the Eligible Executive’s timely election of continuation coverage pursuant to COBRA, the employer portion of continued coverage for a period of 18 months following the Eligible Executive’s separation date and his or her eligible dependents under the Company’s health plans if and in which the Eligible Executive participated immediately prior to the Eligible Executive’s separation date or any equivalent plans maintained by the Company in the replacement thereof, and (v) the vesting and forfeiture of any equity incentive awards held by the Eligible Executive will be determined in accordance with the applicable equity incentive plan and award agreement pursuant to which such awards are granted, in each case of (i)-(iii) payable as soon as practicable but no later than 10 days following the release effective date.
The Severance Plan also subjects Eligible Executives to the following restrictive covenants: (i) perpetual confidentiality; and (ii) during the 15 months following his termination from employment with the Company, the Eligible Executive will not (A) provide to a third party competitor the same services that he currently provides to the Company in any market area in which the Company has conducted oil and gas exploration and production activities during the last two years of the term of the employment agreement, or (B) solicit or hire Company employees.
Incentive Compensation Plan
Pursuant to the Incentive Compensation Plan in the event of a Change in Control (as defined in the Incentive Compensation Plan), the Company may choose to accelerate or remove any restrictions upon an outstanding award (ii) require holders to surrender some or all of their outstanding awards in exchange for cash calculated based on the Change in Control Price (as defined in the Incentive Compensation Plan) or make adjustments to grants then outstanding as the Compensation Committee deems appropriate to reflect the Change in Control.
For RSU awards granted under the Prior Incentive Plan, in the event of a Named Executive Officer’s termination due to death or Disability (as defined in the individual award agreement) or in the event of a Consummation

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of a Change in Control the RSUs will accelerate and fully vest. For RSUs granted under the Prior Incentive Plan, in the event of a termination due to Normal Retirement (as defined in the award agreement) the RSUs will pro-rata vest based on multiplying the number of unvested RSUs held by the Named Executive Officer at the time of his or her Normal Retirement by a fraction, the numerator of which is the number of full months (counting the month in which the termination occurs as a full month) that have passed following the date of grant and the denominator of which is 36.
For RSU awards granted in 2023 under the Incentive Compensation Plan and going forward, in the event of a Named Executive Officer’s termination due to death or Disability (as defined in the individual award agreement) any RSUs outstanding will be deemed forfeited. For RSU awards granted in 2023 under the Incentive Compensation Plan and going forward in the event of a Change in Control will only accelerate and fully vest in the event the Named Executive Officer is also terminated without Cause (as defined in the award agreement) within one year following the Change in Control. RSU awards granted in 2023 under the Incentive Compensation Plan and going forward will not pro-rata vest in the event of a termination due to Normal Retirement.
For PSU awards granted under the Prior Incentive Plan, in the event of a Named Executive Officer’s termination due to death or Disability following the end of the applicable performance period but prior to the Service Vesting Date (as defined in the award agreement) any restrictions on an Earned Award (as defined in the award agreement) will lapse and be deemed vested. In the event of a Named Executive Officer’s termination due to death or Disability prior to the end of the applicable performance period, no portion of the PSUs will vest. In the event of a consummation of a Change in Control prior to the end of the applicable performance period, the PSUs will accelerate and fully vest based on the Target Award (as defined in the award agreement). In the event of a consummation of a Change in Control following the applicable performance period, the PSUs will accelerate and fully vest based on the Earned Award.
In the event of a termination due to Normal Retirement, if following the end of the applicable performance period and prior to the Service Vesting Date, the restriction on any Earned Award will lapse pro-rata as described below. For PSUs granted under the Prior Incentive Plan, in the event of a termination due to Normal Retirement prior to the end of the applicable performance period, no portion of the PSUs will vest. The pro-rata percentage calculation for the vesting of PSUs following a termination due to Normal Retirement is as follows. Two-thirds of the award will be called the “two-year portion,” and the final third will be called the “three-year portion.” The two-year portion will accelerate by taking the number of underlying stock or units in that portion and multiplying that number by a fraction, the numerator of which is the number of months that the executive was employed during the year in which the grant occurred up until the termination of employment, and the denominator of which is 24; the three-year portion will accelerate by taking the number of underlying stock or units in that portion and multiplying that number by a fraction, the numerator of which is the number of months that the executive was employed during the year in which the grant occurred up until the termination of employment and the denominator of which is 36.
For PSU awards granted in 2023 under the Incentive Compensation Plan and going forward, in the event of a Named Executive Officer’s termination due to death or Disability, the PSU awards will be deemed forfeited and no portion of the PSUs will vest. For PSU awards granted in 2023 under the Incentive Compensation Plan and going forward, in the event of a Change in Control in which Named Executive Officer is also terminated for a reason other than Cause within one year following the Change in Control (i) prior to the end of the applicable performance period, the PSUs will accelerate and fully vest based on the Target Award (as defined in the award agreement) and (ii) following the applicable performance period, the PSUs will accelerate and fully vest based on the Earned Award. PSU awards granted in 2023 under the Incentive Compensation Plan and going forward will not pro-rata vest in the event of a termination due to Normal Retirement.

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Potential Payments upon Termination or a Change in Control Table
The following table provides information regarding potential payments to our Named Executive Officers as of December 31, 2024, in connection with certain termination or change in control events. Mr. Curth did not receive any payments under his employment agreement in connection with his departure from the Company on May 24, 2024.
Executive and Compensation Component	Change of Control ($)	Death and Disability ($)	Termination by Company without Cause or by Executive for Good Reason ($)	Retirement ($)
Tracy W. Krohn
Pro-Rata Bonus Award (1)	800,000	—	800,000	—
CEO Severance Payment (2)	2,400,000	—	2,400,000	—
Continued Medical (3)	47,639	—	47,639	—
Accelerated Equity and Incentive Awards (4)	2,944,994	493,365	2,944,994	306,798
Total (5)	6,192,633	493,365	6,192,633	306,798
Sameer Parasnis
NEO Severance Payment (6)	1,285,644	—	—	—
NEO Earned Bonus Payment (7)	154,258	—	—	—
Pro-Rata Target Bonus Award (8)	192,822	—	—	—
Continued Medical (9)	34,017	—	—	—
Accelerated Equity and Incentive Awards (4)	942,901	—	—	—
Total (5)	2,609,642	—	—	—
William J. Williford
NEO Severance Payment (6)	1,665,000	—	—	—
NEO Earned Bonus Payment (7)	306,000	—	—	—
Pro-Rata Target Bonus Award (8)	382,500	—	—	—
Continued Medical (9)	34,017	—	—	—
Accelerated Equity and Incentive Awards (4)	1,213,588	179,307	—	—
Total (5)	3,601,105	179,307	—	—
George J. Hittner
NEO Severance Payment (6)	1,572,500	—	—	—
NEO Earned Bonus Payment (7)	289,000	—	—	—
Pro-Rata Target Bonus Award (8)	361,250	—	—	—
Continued Medical (9)	34,017	—	—	—
Accelerated Equity and Incentive Awards (4)	164,838	—	—	—
Total (5)	2,421,605	—	—	—

(1)
Mr. Krohn would be entitled to receive the Pro-Rated Bonus upon a termination by the Company without Cause, or by Mr. Krohn for Good Reason, in each case whether or not in connection with a change of control.

(2)
In the event of a termination without Cause or by Mr. Krohn for Good Reason, in each case whether or not in connection with a change of control, the CEO Severance Payment is three times the executive’s annual base salary as of December 31, 2024, which was $800,000 for Mr. Krohn.

(3)
In the event of a termination without Cause or by Mr. Krohn for Good Reason, in each case whether or not in connection with a change of control, Mr. Krohn is entitled to a lump sum payment equal to the difference between the amount Mr. Krohn is required to pay to effect and continue COBRA coverage under the Company’s group health plans for a 24 month period and the employee contribution

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amount that active senior employees pay for the same or similar coverage under the Company’s group health plans. The amounts are based upon the Company’s COBRA costs as of December 31, 2024, for the maximum period of 24 months.

(4)
Accelerated equity reflects 2024 and 2023 RSU and PSU amounts outstanding and the 2022 RSU amounts outstanding. The accelerated amounts were determined by multiplying the number of outstanding awards held by each executive (detailed above in the “Outstanding Equity Awards at December 31, 2024” table), either on a full or pro-rata basis as applicable in each circumstance for each grant, by the closing price of our Common Stock on December 31, 2024 (the last trading day in 2024), which was $1.66 per share.

(5)
Amounts shown here are a total of the full costs for each element. The employment agreement for Mr. Krohn has a “cut back” provision that would require us to pay $1.00 less than three times the executive’s base salary in the event that the payment to the executive would constitute a “parachute payment” and Mr. Krohn would be better off on a net after tax basis with a cut back, so the total amounts shown could be reduced in certain situations.

(6)
In the event of a termination without Cause or by the NEO for Good Reason within one year of a change of control, the NEO Severance Payment is two times the sum of the executive’s annual base salary and annual target bonus as of December 31, 2024.

(7)
In the event of a termination without Cause or by the Eligible Executive for Good Reason within one year of a change of control, the Eligible Executives are entitled to any earned but unpaid annual bonus, if any, for the prior calendar preceding the Eligible Executive’s separation date. These amounts represent each executive’s earned bonus amounts as of December 31, 2024.

(8)
In the event of a termination without Cause or by the NEO for Good Reason within one year of a change of control, the Eligible Executives are entitled to a payment equal to the product of (A) the Eligible Executive’s target annual bonus for the calendar year that includes the Eligible Executive’s separation date and (B) a fraction the numerator of which is the number of days prior to the Eligible Executive’s separation date in the calendar year in which the Eligible Executive’s separation date occurs and the denominator of which is the number of days in such year. These amounts represent the respective Eligible Executive’s target annual bonus amount that would be payable had such separation occurred on December 31, 2024.

(9)
In the event of a termination without Cause or by the Eligible Executive for Good Reason within one year of a change of control, the Eligible Executives are entitled to continued medical coverage pursuant to COBRA for a period of up to 18 months. The amounts are based upon the Company’s COBRA costs as of December 31, 2024.

Pay Versus Performance
The following table sets forth certain information with respect to the Company’s financial performance and the compensation paid to our NEOs for the fiscal years ended on December 31, 2024, December 31, 2023, December 31, 2022, December 31, 2021 and December 31, 2020.
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (3)(2)	Value of Initial Fixed $100 Investment Based On:		Net Income (in thousands) (5)	Net Debt (in thousands) (6)
					Total Shareholder Return (4)	Peer Group Total Shareholder Return (4)
2024	$4,171,834	$574,736 (7)	$1,180,128	$457,837 (7)	$29.86	$141.49	$(87,145)	$284,220
2023	$5,863,561	$324,131	$1,457,399	$513,840	$58.63	$146.23	$15,598	$217,266
2022	$12,111,392	$11,581,183	$1,878,070	$2,779,710	$100.36	$144.89	$231,149	$232,080
2021	$5,492,721	$4,896,511	$1,129,297	$1,065,664	$58.09	$101.81	$(41,478)	$485,099
2020	$2,030,112	$36,005	$456,097	$262,900	$39.03	$61.84	$37,790	$581,560

(1)
The name of the Principal Executive Officer of the Company (“PEO”) reflected in these columns for each of the applicable fiscal years is Tracy W Krohn.

(2)
In calculating the ‘compensation actually paid’ amounts reflected in these columns, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations

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was computed in accordance with FASB ASC Topic 718. The valuation assumptions used to calculate such fair values did not materially differ from those disclosed at the time of grant.

(3)
The names of each of the non-PEO NEOs reflected in these columns for each applicable fiscal year are as follows: (i) for fiscal year 2024, Sameer Parasnis, Jonathan Curth, William J. Williford and George J. Hittner; (ii) for fiscal year 2023, Sameer Parasnis, Janet Yang, William J. Williford and Jonathan Curth; (iii) for fiscal year 2022, Janet Yang, William J. Williford, Jonathan Curth and Stephen Schroeder; and (iv) for fiscal year 2021, Janet Yang, William J. Williford, Stephen Schroeder and Shahid Ghauri.

(4)
The Company TSR and the Company’s Peer Group TSR reflected in these columns for each applicable fiscal year is calculated based on a fixed investment of $100 at the applicable measurement point on the same cumulative basis as is used in Item 201(e) of Regulation S-K.

The peer group used to determine the Company’s Peer Group TSR for each applicable fiscal year is the following published industry index, as disclosed in our Annual Report on Form 10-K for the year-ended December 31, 2024, pursuant to Item 201(e) of Regulation S-K: SPSIOP.
(5)
Represents the amount of net income reflected in the Company’s audited GAAP financial statements for each applicable fiscal year.

(6)
We have selected Net Debt as our most important financial measure (that is not otherwise required to be disclosed in the table) used to link ‘compensation actually paid’ to our NEOs to company performance for fiscal year 2024. Net Debt is a measure of the Company’s total debt, less the Company’s cash and cash equivalents.

(7)
For fiscal year 2024, the ‘compensation actually paid’ to the PEO and the average ‘compensation actually paid’ to the non-PEO NEOs reflect each of the following adjustments made to the total compensation amounts reported in the Summary Compensation Table for fiscal year 2024, computed in accordance with Item 402(v) of Regulation S-K:

Compensation Actually Paid for Fiscal Year 2024	PEO	Average Non-PEO NEOs
Total Compensation Reported in 2024 Summary Compensation Table	$4,171,834	$1,180,128
Less, Grant Date Fair Value of Stock & Option Awards Reported in the 2024 Summary Compensation Table	(2,369,396)	(767,458)
Plus, Year-End Fair Value of Awards Granted in 2024 that are Outstanding and Unvested	1,439,502	459,806
Plus, Change in Fair Value of Awards Granted in Prior Years that are Outstanding and Unvested (From Prior Year-End to Year-End)	(1,632,333)	(326,487)
Plus, Vesting Date Fair Value of Awards Granted in 2024 that Vested in 2024	—	—
Plus, Change in Fair Value of Awards Granted in Prior Years that Vested in 2024 (From Prior Year-End to Vesting Date)	(119,466)	(18,215)
Less, Prior Year-End Fair Value of Awards Granted in Prior Years that Failed to Vest in 2024	(915,405)	(69,937)
Plus, Dollar Value of Dividends or other Earnings Paid on Stock & Option Awards in 2024 prior to Vesting (if not reflected in the fair value of such award or included in Total Compensation for 2024)	—	—
Total Adjustments	$(3,597,098)	$(722,291)
Compensation Actually Paid for Fiscal Year 2024	$574,736	$457,837
Pay Versus Performance Comparative Disclosure
As described in more detail in the section titled “Compensation Discussion and Analysis—Compensation Philosophy and Objectives,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the table above. Further, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with ‘compensation actually paid’ for a particular year (as computed in accordance with Item 402(v) of Regulation S-K).

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In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between the information presented in the table above.
Compensation Actually Paid and Company TSR
As demonstrated by the following graph, the amount of ‘compensation actually paid’ to the PEO and the average amount of ‘compensation actually paid’ to the non-PEO NEOs is generally aligned with the Company’s TSR over the five years presented in the table. This is because a significant portion of the ‘compensation actually paid’ to the PEO and to the non-PEO NEOs is comprised of equity awards and performance awards tied to the Company’s relative TSR.
Compensation Actually Paid and Net Income
We do not use net income as a performance measure in our overall executive compensation program, and, as a result, there is not a direct correlation between the amount of “compensation actually paid” to the PEO and the average amount of “compensation actually paid” to the non-PEO NEOs as set forth in the table. Due to high levels of non-cash depreciation, depletion and amortization recorded by oil and gas companies, net income often understates the cash flows available to oil and gas companies for repayment of debt, capital investments, dividends or share buybacks. Furthermore, oil and gas companies often hedge oil and gas production to protect future cash flows from the volatility of oil and gas prices. If large volumes of production are hedged for multiple years (as the Company did with natural gas production volumes in 2021), as there are large swings in oil and gas prices, companies are often forced to record large non-cash unrealized derivative gains or losses related to their outstanding hedge positions for future years, which can further meaningfully impact net income upward or downward for a given year. Due to the impacts of such large non-cash items that are regularly recorded on the income statement of oil and gas companies, we do not believe net income is a good performance measure to focus on for the Company.

80	W&T Offshore	2025 Proxy Statement

Compensation Actually Paid and Net Debt
As demonstrated by the following graph, the amount of ‘compensation actually paid’ to the PEO and the average amount of ‘compensation actually paid’ to the non-PEO NEOs is generally aligned with the Company’s reduction in Net Debt over the five years presented in the table. As described above, Net Debt is defined as the Company’s total debt, less the Company’s cash and cash equivalents. While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that reduction in Net Debt has been the Company’s most important financial performance measure (that is not otherwise required to be disclosed in the table) used to link ‘compensation actually paid’ to the non-PEO NEOs to company performance for the past several years, including for 2024. The reduction of Net Debt to improve the Company’s credit profile to either enable full repayment or refinance of the Senior Second Lien Notes due 2026 was a key strategic initiative for the Company’s management team in recent years and seen to be a key driver for the Company’s relative total shareholder return performance, given regular communications from existing shareholders and potential investors that the looming maturity of the Senior Second Lien Notes due 2026 was viewed to be the most significant near-term risk of the Company. In early 2025, the Company successfully leveraged its overall reduction in Net Debt to $284.2 million as of December 31, 2024, to fully refinance the Senior Second Lien Notes due November 2026 and issue $350 million of new Senior Second Lien Notes due 2029, despite a challenging capital markets environment. The reduction in Net Debt and successful refinancing of the Second Lien Notes due 2026 has resulted in a more attractive, de-levered balance sheet for the Company. As a result, the evaluation of the reduction in Net Debt is integral in determining how the Company has performed in recent years including 2024 and therefore, how the Company’s management team has performed.

2025 Proxy Statement	W&T Offshore	81

Company TSR and Peer Group TSR
As demonstrated by the following graph, the Company’s TSR over the five years presented in the table was -70.1%, while the Company’s peer group TSR was 41.5% over the five years presented in the table.
Pay versus Performance Tabular List
The following table lists our most important performance measures used by us to link ‘compensation actually paid’ to our NEOs to company performance for fiscal year 2024. The performance measures included in this table are not ranked by relative importance.
Most Important Performance Measures
Production
Proved Reserves
ESG Score
Adjusted EBITDA
Adjusted EBITDA Margin
Net Debt
TSR

82	W&T Offshore	2025 Proxy Statement

Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Tracy W. Krohn, our Chief Executive Officer.
For 2024, our last completed fiscal year:

•
The median of the annual total compensation of all employees of our Company (other than the Chief Executive Officer) was $139,800;

•
The annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included elsewhere within this proxy statement, was $4,171,834; and

•
For 2024 the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was 30 to 1. The process used to determine this ratio is described below:

To identify the median employee using the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we took the following steps:

•
We determined that, as of December 31, 2024, our employee population consisted of approximately 400 individuals. All of these individuals are located in the United States (as reported in Item 1, Business, in our Annual Report on Form 10-K filed with the SEC on March 4, 2024). This population consisted of persons classified as employees. We do not have seasonal workers, and we did not include persons classified as contractors.

•
We used December 31, 2024, as our identification date for determining our median employee because it enabled us to make such identification in a reasonably efficient and economic manner. Payroll information for the year 2024 is currently accumulated for other purposes, such as providing information to the Internal Revenue Service (“IRS”) for 2024; therefore, payroll information for the year 2024 was utilized.

•
We consistently applied a compensation measure to all employees by using the 2024 gross earnings reflected in our payroll records. The gross earnings for employees who were hired during 2024 were annualized using their gross earnings paid during 2024 and their date of hire. Employees who were hired at the end of December 2024 and did not receive any compensation in 2024 were excluded from the population. These gross earnings included all earnings reported on Form W-2 to the IRS, plus earnings which are excluded from W-2 earnings, which were primarily employee contributions to our 401(k) plan.

•
We identified our median employee by consistently applying this compensation measure to all of our employees included in our analysis. Since all of our employees, including our Chief Executive Officer, are located in the United States, we did not make any cost of living adjustments in identifying the median employee.

•
After we identified our median employee, we combined all of the elements of such employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $139,800. This amount will differ from amounts reported on Form W-2 primarily due to the amounts contributed by the Company to the employee’s account under the 401(k) plan.

2025 Proxy Statement	W&T Offshore	83

Audit Committee and Independent
Registered Public Accounting Firm
Audit Committee Report
The Audit Committee’s role in the Company’s corporate governance is summarized under the caption “Standing Committees of the Board” beginning on page 25 above. The Audit Committee’s role with respect to the Company’s financial reporting process is set out in the report.
The Board adopted a written charter setting forth the procedures and responsibilities of the Audit Committee. In addition, the Board appointed the undersigned directors as members of the Audit Committee. Each year, the Audit Committee reviews its charter and reports to the Board on its adequacy in light of applicable SEC and NYSE rules. In addition, the Company furnishes an annual written affirmation to the NYSE relating to Audit Committee membership, the independence and financial management expertise of the Audit Committee and the adequacy of the Audit Committee charter.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has appointed Deloitte as the Company’s independent external auditor for fiscal year 2025 (and the Audit Committee is seeking ratification by the Company’s shareholders for this appointment at this Annual Meeting).
During the last year, and earlier this year in preparation for the filing with the SEC of the Form 10-K, the Audit Committee:

•
oversaw the Company’s cybersecurity program and conducted periodic reviews of the Company’s cybersecurity policies, procedures and risks;

•
met quarterly with the Company’s internal audit manager to review the scope of their review of internal controls and the quality of the Company’s financial reporting;

•
reviewed and discussed the audited financial statements with management and the Company’s independent auditors;

•
reviewed the overall scope and plans for the audit and the results of the independent auditors’ examinations;

•
met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel;

•
discussed with the Company’s senior management, independent auditors and appropriate Company financial personnel the process used for the Company’s Chief Executive Officer and Chief Financial Officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the Form 10-K and other periodic filings with the SEC;

•
reviewed and discussed with the independent auditors (1) their judgments as to the quality (and not just the acceptability) of the Company’s accounting policies, (2) the written communication required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and (3) the matters required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including Auditing Standard No. 16, “Communications with Audit Committees”;

84	W&T Offshore	2025 Proxy Statement

•
recommended, based on these reviews and discussions, as well as private discussions conducted in executive sessions without management present with the independent auditors and appropriate Company financial personnel, to the Board the inclusion of the audited financial statements of the Company and its subsidiaries in the Form 10-K; and

•
determined that the non-audit services provided to the Company by the independent auditors (discussed above under Proposal 3 (Ratification of Appointment of Independent Accountants)), are compatible with maintaining the independence of the independent auditors. The Audit Committee’s pre-approval policies and procedures are discussed below.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee charter, the charter clarifies that it is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles, or to assure compliance with applicable laws or the Company’s policies, procedures and controls. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements and on the effectiveness of internal control over financial reporting. Audit Committee members are not employees of the Company or, in certain cases, accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, that the Company’s internal controls over financial reporting were effective as of December 31, 2024, and on the representations of the independent auditors included in their reports on the Company’s financial statements and effectiveness of internal control over financial reporting. The Audit Committee’s failure to investigate any matter, to resolve any dispute or to take any other actions or exercise any of its powers in connection with the good faith exercise of its oversight functions shall in no way be construed as a breach of its duties or responsibilities to the Company, its directors or its shareholders.
The Audit Committee held five meetings in 2024 and met regularly with management and the independent and internal auditors, including private discussions with the independent auditors and the Company’s internal auditors, and received the communications described above. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide the Audit Committee with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.
The Audit Committee maintains written procedures that require it to annually pre-approve the scope of all auditing services to be performed by the Company’s independent auditor. The Audit Committee’s procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chair. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee reviews and pre-approves all non-audit services provided by Deloitte. The Audit Committee has determined that the provision of Deloitte’s non-audit services is compatible with maintaining Deloitte’s independence.
If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, a copy of which is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder without charge upon written request to our Corporate Secretary at 5718 Westheimer Road, Suite 700, Houston, TX 77057.

2025 Proxy Statement	W&T Offshore	85

Submitted by the Audit Committee.
Mr. Stanley (Chair)	Dr. Chang	Mr. Conwill	John D. Buchanan
Principal Accounting Fees and Services
Deloitte has served as independent auditor for the Company since 2024. On June 25, 2024, the Audit Committee rotated EY, the Company’s prior independent registered public accounts since 2000. The aggregate fees and costs billed by EY and Deloitte and its affiliates to the Company for the years ended December 31, 2024, and 2023 are identified below. 100% of the fees described below were approved by the Audit Committee.
EY Fees	2024	2023
Audit fees (1)	$100,000	$1,789,628
Audit-Related fees (2)	$572,500	—
Tax fees (3)	115,000	140,000
All other fees	—	4,000
Total	$787,500	$1,933,628

(1)
Includes fees for the audit of our annual consolidated financial statements, including the effectiveness of our internal controls over financial reporting, reviews of our quarterly consolidated financial statements and reviews of various documents filed with the SEC.

(2)
Includes fees for assurance and related services reasonably related to the audit or review of financial statements, including services performed in connection with regulatory filings and other audit-related tasks.

(3)
Includes fees for preparation of federal and state tax returns, tax planning advice and review of tax related issues with respect to proposed transactions.

Deloitte Fees	2024	2023
Audit fees (1)	$1,240,000	$—
Audit-Related fees (2)	365,000	—
Tax fees	—	—
All other fees	—	—
Total	$1,605,000	$—

(1)
Includes fees for the audit of our annual consolidated financial statements, including the effectiveness of our internal controls over financial reporting, reviews of our quarterly consolidated financial statements and reviews of various documents filed with the SEC.

(2)
Includes fees for assurance and related services reasonably related to the audit or review of financial statements, including services performed in connection with regulatory filings and other audit-related tasks.

86	W&T Offshore	2025 Proxy Statement

Certain Relationships and
Related Transactions
Since November 2, 2021, Calculus Lending, LLC (“Calculus”), an entity controlled by, and an affiliate of, Tracy W. Krohn, the Chief Executive Officer of the Company, has been the sole lender under the Company’s revolving credit facility. In relation to the execution of amendments to the Credit Agreement, the Company paid arrangement and extension fees of approximately $1.1 million during 2022 and paid legal fees on behalf of the entity of approximately $0.1 million during 2022. No arrangement fees or legal fees were paid during 2024 or 2023. In addition, the entity earned commitment fees of $1.5 million in each of 2024, 2023 and 2022, equal to 3.0% of the unused borrowing base lending commitment.
On January 28, 2025, the Company terminated the credit facility with Calculus and entered into a new credit agreement (the “New Credit Agreement”) by and among the Company, as borrower, Texas Capital Bank, as administrative agent, lender and L/C issuer, TCBI Securities, Inc., as lead arranger and bookrunner and certain of the Company’s lenders and other parties thereto which provides the Company a revolving credit and letter of credit facility, with initial bank lending commitments of $50 million with a letter of credit sublimit of $10 million. As of the date of this proxy statement, there have been no borrowings by the Company on the New Credit Agreement and no borrowings are outstanding.
In addition, W&T LLC has legacy ownership interests in certain wells operated by W&T, which pre-date the Company’s initial public offering. These wells are covered under W&T’s insurance policy. W&T LLC reimburses the Company for its proportionate share of insurance premiums related to these wells and when insurance proceeds are collected related to damage, those costs are disbursed as applicable. In addition, W&T LLC reimburses W&T for certain administrative costs incurred during the year. Reimbursements from W&T LLC totaled $0.3 million during 2024.
Entities affiliated with and controlled by Mr. Krohn purchased $21.0 million in aggregate principal amount of our 11.75% senior second lien notes due 2026. On January 28, 2025, these notes were purchased for cash pursuant our refinancing of our long-term debt, and these entities then purchased $22.0 million of our 10.75% senior second lien notes due 2029.
In March 2018, the Company and two other initial members formed and initially funded a limited liability company, Monza, which jointly participates with the Company in the exploration, drilling and development of certain drilling projects in the Gulf of America. The members of the limited liability company include a minority investment by an entity owned and controlled by Mr. Krohn and his family. The Krohn entity invested as a minority investor on the same terms and conditions as the third-party investors and its investment is limited to 4.5% of total invested capital within Monza. The entity affiliated with Mr. Krohn has made a capital commitment to Monza of $14.5 million. The business and affairs of the limited liability company are managed by a board of five directors, which includes Mr. Krohn. W&T contributed 88.94% of its working interest in certain identified undeveloped drilling projects to the limited liability company and retained 11.06% of its working interest. Since inception through December 31, 2024, the Company made total capital contributions, including the contributions of working interest in the drilling projects, to Monza totaling $68.2 million and received cash distributions totaling $54.0 million.
The Company charters supply boats from Gulf Offshore Logistics, LLC (“GOL”) in the ordinary course of its business. The wife of Mr. Krohn has been employed by GOL for several years and currently serves as an officer of GOL. The rates charged for these marine and transportation services were determined by the Company to be either equal to or below rates charged by non-related, third-party companies and/or otherwise determined to be of the best value to the Company. Payments to GOL totaled $20.3 million in 2024. Mrs. Krohn’s compensation is commission-based, and as a result she received commissions of approximately $0.1 million during 2024 related to business from the Company. The Company has maintained a business relationship with GOL since 2007, which predates Mr. and Mrs. Krohn’s marriage in September 2010.

2025 Proxy Statement	W&T Offshore	87

The Company retains the services of various law firms, including the Hittner Group, where one of the Company’s executive officers, George J. Hittner, was the founder and owner. During 2024, prior to Mr. Hittner’s appointment as Executive Vice President, General Counsel and Corporate Secretary of the Company effective September 1, 2024, the Company incurred approximately $1.6 million in fees owed to the Hittner Group related to services performed on behalf of the Company for material litigation and other matters. Since Mr. Hittner’s appointment as an executive officer, no additional fees owing to the Hittner Group have been incurred.
The Company has adopted policies and procedures for approval of related party transactions, which are set forth in its Code of Business Conduct and Ethics. Such policies and procedures state that the Company shall not enter into any contractual relationship or transaction that would be required to be disclosed under Section 404 of Regulation S-K, or any successor to such regulation (a “Transaction”), without first complying with the provisions of the Code of Conduct and Ethics. The Audit Committee is responsible for reviewing and evaluating the terms of such a proposed Transaction. If a Transaction involves a corporate opportunity, such opportunity must have been first rejected by the Company. The Audit Committee has the authority to approve or disapprove the use of the rejected corporate opportunity by the individual who wants to utilize the opportunity that the Company has rejected. No such Transaction shall be approved by the Audit Committee unless the terms of such Transaction are the same or more favorable to the Company than those which would have been obtainable at the time in arm’s-length dealing with unaffiliated persons. If the Audit Committee approves the Transaction, the Company shall be authorized to proceed with the Transaction as approved and to execute the documents necessary to give effect to such Transaction. The Company will make all required disclosures as appropriate in its periodic or special filings. Notwithstanding the foregoing, the Board shall have authority over any Transaction that may involve a change in control of the Company and in such a case, the Board may adopt such procedures that it deems necessary to review such Transaction. A written copy of our Code of Business Conduct and Ethics can be found on our website at www.wtoffshore.com.

88	W&T Offshore	2025 Proxy Statement

Shareholder
Proposals
At the Annual Meeting each year, the Board submits to shareholders its nominees for election as directors. The Board may also submit other matters to the shareholders for action at the Annual Meeting. If you want the Company to consider including a proposal in next year’s proxy statement, you must submit the proposal in writing to our Corporate Secretary no later than December 16, 2025. If you want us to consider including a nominee for election to the Board at the next Annual Meeting, you must submit the nominee’s name in accordance with the procedures discussed more fully in the section entitled “Director Nomination Process,” no earlier than February 3, 2026, and no later than March 5, 2026. In addition to satisfying the requirements under the Bylaws, to comply with the universal proxy rules under the Exchange Act, any shareholder who intends to solicit proxies in support of director nominees other than the nominees of the Board must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act in accordance with the time period set forth immediately above for providing notice of shareholder nominations for director candidates. Please mail any nomination or proposal following the prescribed guidelines to W&T Offshore, Inc., 5718 Westheimer Road, Suite 700, Houston, TX 77057, Attention: Corporate Secretary.
Incorporation
by Reference
To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.
Other
Matters
Neither I nor any of the persons named as proxies know of any matters other than those described above to be voted on at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on these matters, subject to the discretion of the Board.
Shareholders may obtain a copy of our current Annual Report on Form 10-K without charge by writing to our Corporate Secretary at W&T Offshore, Inc., 5718 Westheimer Road, Suite 700, Houston, TX 77057. Our Annual Report on Form 10-K and other filings with the SEC may also be accessed through our website at www.wtoffshore.com under the “Investors—SEC Filings” section or the SEC’s website at www.sec.gov.
By Order of the Board of Directors,
George J. Hittner
Executive Vice President, General Counsel and Corporate Secretary

2025 Proxy Statement	W&T Offshore	89

Annex A
Non-GAAP Financial Measures
Certain financial information included in this proxy statement are not measures of financial performance recognized by accounting principles generally accepted in the United States (“GAAP”), including “Adjusted EBITDA,” “Free Cash Flow” and “Net Debt.” Such measures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.
We define “Adjusted EBITDA” as net income plus income tax expense, net interest expense, and depreciation, depletion, amortization and accretion, excluding the unrealized commodity derivative gain or loss, allowance for credit losses, non-cash incentive compensation, non-recurring IT transition costs, non-ARO plugging and abandonment costs, and other miscellaneous costs that are appropriate adjustments to reflect normalized results. Company management believes this presentation is relevant and useful because it helps investors understand our operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.
We define “Free Cash Flow” as Adjusted EBITDA (defined above), less capital expenditures, plugging and abandonment costs and net interest expense (all on an accrual basis). For this purpose, our definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment, furniture and fixtures, but excludes acquisition costs of oil and gas properties from third parties that are not included in our capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures, plugging and abandonment costs and net interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition of Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While we include net interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.
We defined “Adjusted EBITDA Margin” as Adjusted EBITDA divided by total revenues.
We define “Net Debt” as total debt (current and long-term portions), less cash and cash equivalents. Management uses Net Debt to evaluate our financial position, including our ability to service our debt obligations.
The following tables present (i) a reconciliation of net income, a GAAP measure, to Adjusted EBITDA and Adjusted EBITDA Margin and (ii) a reconciliation of net cash provided by operating activities, a GAAP measure, to Free Cash Flow.

2025 Proxy Statement	W&T Offshore	A-1

	2024	2023
Net Income	$(87,145)	$15,598
Interest expense, net	40,454	44,689
Income tax expense	(9,985)	18,345
Depreciation, depletion, amortization and accretion	175,399	143,695
Unrealized commodity derivative (gain) loss net	(710)	(58,846)
Allowance for credit losses	558	37
Non-cash incentive compensation	10,192	10,383
Non-recurring costs related to IT services transition	5,798	3,044
Non-ARO P&A costs	20,925	6,246
Other	(1,845)	31
Adjusted EBITDA	$153,641	$183,222
Total Revenue	525,261	532,656
Adjusted EBITDA Margin	29.3%	34.4%
	2024	2023
Net cash provided by operating activities	$59,539	$115,326
Allowance for credit losses	558	37
Amortization of debt Other items	(4,562)	(6,980)
Non-recurring costs related to IT services transition	5,798	3,044
Current tax (benefit) expense	92	(140)
Changes in derivatives receivable (payable)	(1,648)	4,845
Non-ARO P&A costs	20,925	6,246
Changes in operating assets and liabilities, excluding asset retirement obligation settlements	(5,362)	(17,846)
Investment in oil and natural gas properties and equipment	(28,626)	(41,278)
Other	(1,845)	31
Free Cash Flow	$44,869	63,285

A-2	W&T Offshore	2025 Proxy Statement

Annex B
Form of Proxy Card
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY V73680-P27863 For Against Abstain 2. To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K. 3. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending December 31, 2025. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. The Board of Directors recommends you vote FOR the following proposals: 1. Election of Directors Nominees: W&T OFFSHORE, INC. The Board of Directors recommends you vote FOR the following: For Withhold 1a. Ms. Virginia Boulet 1b. Mr. John D. Buchanan 1c. Dr. Nancy Chang 1d. Mr. Daniel O. Conwill, IV 1e. Mr. Tracy W. Krohn 1f. Mr. B. Frank Stanley SCAN TO VIEW MATERIALS & VOTE w VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 2, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/WTI2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 2, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. W&T OFFSHORE, INC. ATTN: CORPORATE SECRETARY 5718 WESTHEIMER ROAD, SUITE 700 HOUSTON, TX 77057

2025 Proxy Statement	W&T Offshore	B-1

V73681-P27863 W&T OFFSHORE, INC. Annual Meeting of Shareholders June 3, 2025, 8:00 AM CDT This proxy is solicited by the Board of Directors The undersigned hereby appoints Tracy W. Krohn and George J. Hittner, or either of them, as proxies, with full power of substitution, and hereby authorizes each of them to vote, as designated on the reverse side, all shares of Common Stock of W&T Offshore, Inc. held of record by the undersigned on April 15, 2025 at the Annual Meeting of Shareholders of W&T Offshore, Inc. on June 3, 2025, and any adjournments or postponements thereof, with all the powers that the undersigned would possess if personally present. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES NAMED ON THE REVERSE SIDE OF THIS PROXY, AND FOR PROPOSALS 2 AND 3. THE PROXIES NAMED ABOVE ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. Continued and to be signed on reverse side Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

B-2	W&T Offshore	2025 Proxy Statement